UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Belo Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2008

Dear Fellow Shareholder:

On February 8, 2008, Belo Corp. completed the spin-off of its newspaper businesses and related assets through the creation of a separate, publicly-traded company called A. H. Belo Corporation and the distribution of shares of A. H. Belo common stock to Belo shareholders of record as of the close of business on January 25, 2008. On May 13, 2008, Belo will hold its annual meeting of shareholders to report on the spin-off and conduct its regular business of electing Belo directors and ratifying the appointment of independent auditors. A shareholder proposal will also be considered. The first annual meeting of A. H. Belo shareholders will be held in 2009.

We invite you to attend this year’s annual meeting, which will be held in The Pavilion of the Belo Mansion, 2101 Ross Avenue, Dallas, Texas. This package includes the formal notice, proxy statement, and proxy card for the meeting, together with Belo’s 2007 annual report. The proxy statement tells you more about the agenda and voting procedures for the meeting. It also describes how the Belo Board operates and provides information about Belo’s directors, including those nominated for election at this year’s meeting.

For those Belo shareholders with access to the Internet, we encourage you to vote your shares over the Internet. Detailed instructions on how to vote over the Internet or by telephone are set out on the proxy card. Also, we encourage you to elect to receive future annual reports, proxy statements, and other materials over the Internet, by following the instructions in the proxy statement. This electronic means of communication is quick and convenient and could save the Company a substantial amount of money in printing and postage costs.

Whether or not you attend the meeting, we encourage you to vote your shares as soon as possible prior to the meeting either by returning your proxy card or by voting using the Internet or telephone voting procedures outlined in the enclosed materials. Even if you own only a few shares, it is important that your shares be represented at the meeting.

We hope to see you on May 13th.

Sincerely,

Robert W. Decherd
Chairman of the Board

Dunia A. Shive
President and Chief Executive Officer

Belo Corp.  P. O. Box 655237 Dallas, Texas 75265-5237 Tel. 214.977.6606 Fax 214.977.6603
www.belo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4841

Belo Corp.
P. O. Box 655237
Dallas, Texas 75265-5237
www.belo.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 13, 2008

To Belo Shareholders:

Please join us for the 2008 annual meeting of shareholders of Belo Corp. (“Belo”). The meeting will be held in The Pavilion of the Belo Mansion, 2101 Ross Avenue, Dallas, Texas, on Tuesday, May 13, 2008, at 11:00 a.m., Dallas, Texas time. Refreshments will be served prior to the meeting, starting at 10:00 a.m.

At the meeting, the holders of Belo Series A common stock and Belo Series B common stock will act on the following matters:

1.	Election of three Class I directors;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm;

3.	A shareholder proposal relating to repeal of Belo’s classified Board of Directors; and

4.	Any other matters that may properly come before the meeting.

All record holders of shares of Belo Series A common stock and Belo Series B common stock at the close of business on March 19, 2008 are entitled to vote at the meeting or at any postponement or adjournment of the meeting.

By Order of the Board of Directors

GUY H. KERR
Secretary

April 4, 2008

Belo Corp.
P. O. Box 655237
Dallas, Texas 75265-5237
www.belo.com

PROXY STATEMENT

For the Annual Meeting of Shareholders
To Be Held On May 13, 2008

This proxy statement contains information related to the annual meeting of shareholders of Belo Corp. (“Belo”) to be held on Tuesday, May 13, 2008, beginning at 11:00 a.m., Dallas, Texas time, in The Pavilion of the Belo Mansion, 2101 Ross Avenue, Dallas, Texas, and any postponement or adjournment of the meeting.

This proxy statement and related proxy card will be distributed to shareholders beginning on or about April 4, 2008.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act on matters outlined in the accompanying notice, including the election of three directors, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, voting upon a shareholder proposal relating to repeal of Belo’s classified Board of Directors, and any other matters properly brought before the meeting. Management will report on Belo’s performance in 2007 and the spin-off of its newspaper businesses and related assets and respond to questions and comments from shareholders.

Who can attend the annual meeting?

Shareholders and guests of Belo may attend the annual meeting.

Who may vote at the meeting?

Only shareholders who owned Belo shares at the close of business on March 19, 2008, the record date, or their duly appointed proxies, are entitled to vote at the meeting. If you owned Belo shares at the close of business on March 19, 2008, you are entitled to vote all of the shares that you held on that date at the meeting, or any postponement or adjournment of the meeting. Our common stock is divided into two series: Series A common stock and Series B common stock. Holders of either series of common stock as of the close of business on the record date will be entitled to vote at the meeting. At the close of business on the record date, a total of 87,958,521 shares of Series A common stock and 14,240,960 shares of Series B common stock were outstanding and entitled to vote.

What are the voting rights of the holders of Series A common stock and Series B common stock?

Holders of Belo Series A and Series B common stock vote together as a single class on all matters to be acted upon at the annual meeting. Each outstanding share of Series A common stock will be entitled to one vote on each matter. Each outstanding share of Series B common stock will be entitled to 10 votes on each matter.

Can I vote my newly acquired shares of A. H Belo Corporation (“A. H. Belo”)?

No, shares of A. H. Belo are not eligible for voting at this meeting. A. H. Belo is now a separate, public company and will hold its first annual meeting of shareholders in 2009. Only shares of Belo Corp. are eligible to vote at the May 13, 2008 meeting.

What constitutes a quorum to conduct business at the meeting?

In order to carry on the business of the meeting, we must have a quorum present in person or by proxy. A majority of the voting power of the outstanding shares eligible to vote and at least one-third of the outstanding shares entitled to vote must be present at the meeting, in person or by proxy, in order to constitute a quorum.

Abstentions and broker non-votes are counted as present at the meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker or other nominee returns a proxy but does not vote on a particular proposal because the broker or nominee does not have authority to vote on that particular item and has not received voting instructions from the beneficial owner.

How do I cast my vote?

You may vote by proxy, which gives the proxy holder the right to vote your shares on your behalf, or you may vote in person at the meeting.

You may receive more than one proxy card depending on how you hold your shares. Shares registered in your name and any shares held in your Belo Savings Plan account or in your A. H. Belo Savings Plan account are covered by separate proxy cards. Shares held in these Savings Plans may be voted only by the plan trustee. Also, if you hold shares indirectly through someone else, such as a broker, you may receive material from that person asking how you want to vote. It is important that you follow the instructions on each proxy card and vote the shares represented by each card separately.

How do I vote by proxy?

If you vote by proxy, you may vote online via the Internet, by telephone, or by completing and returning your enclosed proxy card in the envelope provided. All proxy cards that are properly completed and submitted will be voted as specified. However, if you sign, date, and return your proxy card but do not check any boxes, the shares represented by that card will be voted FOR all nominees standing for election as directors, FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, AGAINST the shareholder proposal relating to repeal of Belo’s classified Board, and, at the discretion of the proxy holders, on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting.

If you want to vote using the Internet or telephone, please follow the instructions on each proxy card and have the proxy card available when you call in or access the voting site. In order to be included in the final tabulation of proxies, completed proxy cards must be received and votes cast using the Internet or telephone must be cast by the date and time noted on the card.

If your shares are held indirectly, your broker or nominee may not offer voting using the Internet or telephone. Please be certain to check your proxy card or contact your broker or nominee to determine available voting arrangements.

How do I vote in person?

You may vote in person by completing a ballot at the annual meeting. If you plan to vote in person but hold shares through a broker or other nominee, you must provide a legal proxy from the broker or nominee evidencing your authority to vote shares the broker held for your account at the close of business on March 19, 2008. You must contact your brokerage firm directly in advance of the annual meeting to obtain a legal proxy.

Blank ballots will be available at the registration table at the meeting. Completed ballots may be deposited at the registration table and a call for completed ballots will be made during the course of the meeting prior to the close of the polls.

Can I change my vote or revoke my proxy?

Yes. You may revoke your proxy (including an Internet or telephone vote) by:

▶	filing a written notice of revocation with the corporate Secretary of Belo Corp. at any time prior to the annual meeting;

▶	delivering a duly executed written proxy bearing a later date by the voting deadline set forth on the proxy card;

▶	submitting a new proxy by Internet or telephone by the voting deadline set forth on the proxy card; or

▶	voting by ballot at the meeting.

If your shares are held through a broker or nominee, contact that broker or nominee if you wish to change your voting instructions.

Attendance at the meeting does not by itself revoke a previously granted proxy.

How do I vote my shares held in the Belo Savings Plan or in the A. H. Belo Savings Plan?

Fidelity Management Trust Company is the plan trustee for both the Belo Savings Plan and the A. H. Belo Savings Plan (together, the “Savings Plans”). Only the plan trustee can vote the shares held by the Savings Plans. If you participate in either of these Savings Plans and had full shares of Belo common stock credited to your account as of the record date, you will receive a separate voting instruction card for the purpose of instructing the plan trustee how to vote your plan shares. You may instruct the trustee using the Internet or the telephone or by signing and returning your card in the envelope provided. You will not be able to vote these shares in person at the annual meeting.

Because of the time required to tabulate voting instructions from participants in the Savings Plans before the annual meeting, the trustee must receive your voting instructions by May 11, 2008. If you sign, date, and return a card but do not check any boxes on the card, the trustee will vote your shares FOR all nominees standing for election as directors, FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and AGAINST the shareholder proposal relating to repeal of Belo’s classified Board. In addition, at its discretion, the trustee of the Savings Plans will be authorized to vote on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting. If the trustee does not receive instructions from you by that date, the trustee will vote your shares in the same proportion as the shares in your particular savings plan for which voting instructions have been received. You may revoke or modify previously given voting instructions by May 11, 2008, by filing with the trustee either a written notice of revocation or a properly completed and signed voting instruction card by that date.

What vote does the Board recommend?

The Board recommends a vote FOR all nominees standing for election as directors, FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and AGAINST the shareholder proposal relating to repeal of Belo’s classified Board. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their own discretion.

What number of votes is required to approve each matter?

▶  Election of directors — The affirmative vote of a plurality of the voting power represented at the annual meeting and entitled to vote is required for the election of directors. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. You do not have the right to cumulate votes in the election of directors. In other words, you cannot multiply the number of shares you own by the number of directorships being voted on and then cast the total for only one candidate or among any number of candidates as you see fit. Broker non-votes have no effect on the outcome of the election. Votes that are instructed to be withheld with respect to the election of one or more directors will not be voted for the director or directors indicated, although they will be counted for purposes of determining whether a quorum is present.

Additionally, if an incumbent director does not receive the affirmative vote of at least a majority of the votes cast with respect to that director’s election at the annual meeting (which for this purpose includes votes cast “for” the director’s election and votes to withhold authority with respect to the director’s election), then that director is required to promptly tender his or her resignation and the Board will act on such resignation as provided in the Company’s Corporate Governance Guidelines, the applicable portion of which is attached to this proxy statement as Appendix A. All nominees standing for election at the 2008 annual meeting of shareholders are incumbent directors.

▶  Ratification of appointment of independent registered public accounting firm — The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2008.

▶  Shareholder proposal — The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required to approve the shareholder proposal that Belo’s Board of Directors take the necessary steps to repeal its classified Board. The proposal, if approved by the shareholders, would not eliminate the classified Board by itself. Instead, the proposal would be an advisory recommendation to the Board.

▶  Other matters — Unless otherwise required by law or the Company’s Certificate of Incorporation, the affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required for other matters that may properly come before the meeting.

For matters requiring majority approval, abstentions have the effect of negative votes, meaning that abstentions will be counted in the denominator, but not the numerator, in determining whether a matter has received sufficient votes to be approved. Broker non-votes are not treated as shares entitled to vote on matters requiring majority approval and are excluded from the calculation. Therefore, broker non-votes have no effect on the outcome of the vote with respect to these matters.

PROXY SOLICITATION

Your proxy is being solicited on behalf of Belo’s Board of Directors. In addition to use of the mails, the solicitation may also be made by use of facsimile, the Internet or other electronic means, or by telephone or personal contact by directors, officers, employees, and agents of Belo. Belo pays the costs of this proxy solicitation.

We have hired Morrow & Co., Inc. to assist in soliciting proxies from beneficial owners of shares held in the names of brokers and other nominees, and have agreed to pay Morrow & Co., Inc. a fee of $7,000 plus its related costs and expenses. We also supply brokers, nominees, and other custodians with proxy forms, proxy statements, and annual reports for the purpose of sending proxy materials to beneficial owners. We reimburse brokers, nominees, and other custodians for their reasonable expenses.

BELO CORP. STOCK OWNERSHIP

On February 8, 2008, Belo distributed all of the issued and outstanding shares of common stock of A. H. Belo to Belo shareholders of record at the close of business on January 25, 2008, the distribution record date. In the distribution, Belo shareholders received 0.20 shares of A. H. Belo Series A common stock for every share of Belo Series A common stock, and 0.20 shares of A. H. Belo Series B common stock for every share of Belo Series B common stock, that they owned on the record date. Each share of A. H. Belo common stock has attached to it one A. H. Belo preferred share purchase right. In lieu of a fractional share of A. H. Belo common stock, shareholders received cash for the market value thereof. A total of 17,603,397 shares of A. H. Belo Series A common stock and 2,848,496 shares of A. H. Belo Series B common stock were distributed to Belo shareholders in the distribution. This proxy statement does not include any information regarding the beneficial ownership of A. H. Belo common stock.

The following tables set forth information as of March 19, 2008, about the beneficial ownership of Belo common stock by our current directors, nominees for election as director, the executive officers named in the Summary Compensation Table in this 2008 proxy statement, all current directors and executive officers as a group, and by each person known to Belo to own more than 5% of the outstanding shares of Belo Series A or Series B common stock. At the close of business on March 19, 2008, there were 87,958,521 Belo Series A shares, 14,240,960 Belo Series B shares, and 102,199,481 combined Belo Series A and Series B shares, issued and outstanding.

Under the rules of the Securities and Exchange Commission (the “SEC”), the beneficial ownership of a person or group includes not only shares held directly or indirectly by the person or group but also shares the person or group has the right to acquire within 60 days of the record date (to and including May 18, 2008) pursuant to exercisable options and convertible securities. The information below, including the percentage calculations, is based on beneficial ownership of shares rather than direct ownership of issued and outstanding shares.

Unless otherwise indicated, each person listed below has sole voting power and sole dispositive power with respect to the shares of common stock indicated in the table as beneficially owned by such person. Series A common stock has one vote per share and Series B common stock has 10 votes per share. Consequently, the voting power of Series B holders is greater than the number of shares beneficially owned. For example, the shares of Belo common stock beneficially owned by all current directors and executive officers as a group, representing 16.7% of the outstanding shares of Series A and Series B common stock, have combined voting power of 60.9%.

Belo Stock Ownership of Directors and Executive Officers

Shares of Belo Common Stock Beneficially Owned
And Percentage of Outstanding Shares as of March 19, 2008(1) (2) (3) (4)
					Combined
	Series A		Series B		Series A and Series B
Name	Number	Percent	Number	Percent	Number	Percent
Robert W. Decherd*+◆	49,550	**	8,277,117	50.9%	8,326,667	8.0%
Dunia A. Shive*+◆	23,398	**	575,500	3.9%	598,898	**
Dennis A. Williamson+	16,225	**	330,900	2.3%	347,125	**
Guy H. Kerr+	12,358	**	384,100	2.6%	396,458	**
Marian Spitzberg+	10,651	**	285,500	2.0%	296,151	**
Henry P. Becton, Jr.*	8,168	**	95,867	**	104,035	**
Judith L. Craven, M.D., M.P.H.*	4,800	**	72,310	**	77,110	**
Dealey D. Herndon*	704,279	**	2,743,558	19.2%	3,447,837	3.4%
James M. Moroney III*	208,022	**	3,693,153	24.8%	3,901,175	3.8%
Wayne R. Sanders*	3,000	**	35,208	**	38,208	**
William T. Solomon*	0	**	112,560	**	112,560	**
M. Anne Szostak *◆	10,000	**	25,409	**	35,409	**
Lloyd D. Ward*	0	**	65,023	**	65,023	**
All directors and executive officers as a group (14 persons)(5)	1,057,931	1.2%	16,841,793	88.4%	17,899,724	16.7%

*	Director
◆	Nominee
+	Executive Officer as of December 31, 2007. For information regarding Belo’s executive officers after completion of the distribution of all of the issued and outstanding shares of common stock of A. H. Belo Corporation on February 8, 2008, see “Executive Officers” on page 23 of this proxy statement.
**	Less than one percent

(1)
▶  Series B shares are convertible at any time on a share-for-share basis into Series A shares but not vice versa. For purposes of determining the number of Series A shares beneficially owned by the persons listed, the person may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect the Series A shares that may be deemed to be beneficially owned by the person listed because of this convertibility feature. If the Series A total included shares into which Series B shares held are convertible, the persons listed would be deemed to be the beneficial owners of the following percentages of the Series A shares: Robert Decherd, 8.7%; Jim Moroney, 4.3%; Dealey Herndon, 3.8%; and all directors and executive officers as a group, 17.1%. All other persons listed would be deemed to beneficially own less than 1% of the Series A shares. These percentages are calculated by taking the person’s number of combined Series A and Series B shares as reflected in the table above and dividing that number by the sum of (a) the Series A shares issued and outstanding, plus (b) the total of Series B shares owned by the person as reflected in the table above, plus (c) the person’s exercisable Series A stock options plus shares issuable upon the vesting and payment of restricted stock unit (RSU) awards listed in footnote (3) to the table.

▶	The family relationships among the directors and named executive officers are as follows: Robert Decherd and Dealey Herndon are brother and sister. Jim Moroney is their second cousin.

▶	The following shares are included in the individual’s holdings because the individual has either sole or shared voting and dispositive power with respect to such shares.

Robert Decherd — 13,980 Series A shares held in trust for which Robert serves as trustee; Robert disclaims beneficial ownership of these shares. Robert’s holdings also include 23,159 Series B shares owned by him and his wife as to which he shares voting and dispositive power.

Dunia Shive — 824 Series A shares owned by Dunia and her husband as to which she shares voting and dispositive power.

Dennis Williamson — 3,614 shares Series A shares owned by Dennis and his wife as to which he shares voting and dispositive power.

Guy Kerr — 800 Series A shares held for the benefit of his children as to which he has sole voting and dispositive power. Guy disclaims beneficial ownership of these shares.

Dealey Herndon — 20,000 Series A shares held by a charitable foundation she established and for which she serves as a director. Dealey disclaims beneficial ownership of these shares.

Jim Moroney — 51,995 Series A shares and 2,350,277 Series B shares held by Moroney Management, Limited, a family limited partnership of which he is the managing general partner, and 52,100 Series B shares held in a family trust as to which he has sole voting authority, as well as 480 Series B shares owned by Jim and his wife as to which he shares voting and dispositive power. Jim’s holdings also include 29,800 Series A shares held by a family charitable foundation for which Jim serves as trustee; 33,950 Series A and 264,700 Series B shares and options to acquire 18,349 Series B shares held by the Estate of James M. Moroney, Jr., of which Jim is the executor; and 40,479 Series A shares and 376,596 Series B shares owned by Jim’s mother as to which he has voting and dispositive power.

(2)	Robert Decherd’s holdings include 739,600 Series B shares owned by him and which are subject to a pledge.

(3)	The number of shares shown in the table above includes (a) shares held in the Belo Savings Plan (or, with respect to Robert Decherd and Jim Moroney, in the A. H. Belo Savings Plan) at March 19, 2008, (b) shares that could be purchased by exercise of options exercisable on March 19, 2008 or within 60 days thereafter (to and including May 18, 2008) under Belo’s equity compensation plans, and (c) shares that could be received upon the vesting and payment of RSU awards to and including May 18, 2008 (60 days after the record date), as follows:

					Net Shares Issuable
					Upon Vesting &
	Shares Held in		Exercisable		Payment of RSU
	Belo Savings Plan(*)		Stock Options		Awards
Name	Series A	Series B	Series A	Series B	Series A	Series B

Robert W. Decherd	5,468	—	—	2,026,217	—	—
Dunia A. Shive	3,632	—	—	575,500	—	—
Dennis A. Williamson	2,490	—	—	330,900	—	—
Guy H. Kerr	1,720	—	—	384,100	—	—
Marian Spitzberg	4,039	—	—	285,500	—	—
Henry P. Becton, Jr.	—	—	—	95,867	—	—
Judith L. Craven, M.D., M.P.H	—	—	—	72,310	—	—
Dealey D. Herndon	—	—	—	72,310	—	—
James M. Moroney III	4,909	—	—	620,852	—	—
Wayne R. Sanders	—	—	—	35,208	—	—
William T. Solomon	—	—	—	72,560	—	—
M. Anne Szostak	—	—	—	25,409	—	—
Lloyd D. Ward	—	—	—	65,023	—	—
All directors and executive officers as a group (14 persons)(5)	22,258	0	0	4,806,356	0	0

*	Shares are held in the A. H. Belo Savings Plan with respect to Robert Decherd and Jim Moroney.

(4)	Pursuant to SEC rules, the percentages in the table are calculated by taking the number of shares indicated as beneficially owned by the listed person or group and dividing that number by the sum of (a) the number of issued and outstanding shares in each series or the combined series, as applicable, plus (b) the number of shares of each series or the combined series, as applicable, that the person or group may purchase through the exercise of stock options or receive upon the vesting and payment of RSU awards as indicated in footnote (3) to the table.

(5)	Reflects the aggregate beneficial ownership of all current directors and executive officers of Belo as of March 19, 2008. Does not reflect the beneficial ownership of persons who ceased to be directors and executive officers upon completion of the distribution of all of the issued and outstanding shares of common stock of A.H. Belo on February 8, 2008.

Belo Stock Ownership of Other Principal Shareholders (greater than 5%)

Shares of Belo Common Stock Beneficially Owned
And Percentage of Outstanding Shares as of December 31, 2007(1) (2)
(except as noted in footnotes below)
					Combined
	Series A		Series B		Series A and Series B
Name and Address	Number	Percent	Number	Percent	Number	Percent

GoldenTree Asset Management LP/ GoldenTree Asset Management LLC/ Steven A. Tananbaum(3)	6,362,485	7.2%	—	**	6,362,485	6.2%
300 Park Avenue New York, NY 10022

SAB Capital Advisors, L.L.C./SAB Capital Management LP/SAB Capital Management, L.L.C./Scott A. Bommer(4)	6,180,638	7.0%	—	**	6,180,638	6.0%
767 Fifth Avenue, 21st Floor New York, NY 10153

Allianz Global Investors of America, L.P./ Allianz Global Investors Managed Accounts LLC/ NFJ Investment Group L.P.(5)	5,966,536	6.8%	—	**	5,966,536	5.8%
800 Newport Center Drive Newport Beach, CA 92600

LSV Asset Management(6)	4,737,311	5.4%	—	**	4,737,311	4.6%
One North Wacker Drive Chicago, IL 60606

Barclays Global Investors, N.A./ Barclays Global Fund Advisors/ Barclays Global Investors, Ltd.(7)	4,473,263	5.1%	—	**	4,473,203	4.4%
45 Fremont Street San Francisco, CA 94105

Dimensional Fund Advisors LP(8)	4,443,999	5.0%	—	**	4,443,999	4.3%
1299 Ocean Avenue Santa Monica, CA 90401

John L. (Jack) Sander(9)	30,220	**	950,000	6.2%	980,220	**
P. O. Box 655237 Dallas, TX 75265-5237

**	Less than 1%

(1)	Series B shares are convertible at any time on a share-for share basis into Series A shares but not vice versa. For purposes of determining the number of Series A shares beneficially owned by the persons listed, the person may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect the Series A shares that may be deemed to be beneficially owned by the person listed because of this convertibility feature.

(2)	Pursuant to SEC rules, the percentages above are calculated by taking the number of shares indicated as beneficially owned by the listed person or group and dividing that number by the sum of (a) the number of issued and outstanding shares in each series or the combined series, as applicable, plus (b) the number of shares of each series or the combined series, as applicable, that the person or group may purchase through the exercise of stock options as indicated in the notes on the table.

(3)	Based upon information contained in their report on Schedule 13G filed with the SEC on February 14, 2008, GoldenTree Asset Management LP, GoldenTree Asset Management LLC and Steven A. Tananbaum share voting and dispositive power with respect to all of these shares.

(4)	Based upon information contained in their report on Schedule 13G filed with the SEC on January 24, 2008, as of the date of such filing SAB Capital Advisors, L.L.C., SAB Capital Management LP, SAB Capital Management, L.L.C., and Scott A. Bommer share voting and dispositive power with respect to all of these shares, which are held as follows: 4,474,139 shares held by SAB Capital Partners, L.P. (“SAB”); 89,181 shares held by SAB Capital Partners II, L.P. (“SAB II”); and 1,617,318 shares held by SAB Overseas Master Fund, L.P. (“Master Fund”). Each of SAB, SAB II, and Master Fund share voting and dispositive power with respect to the Series A shares held by them.

(5)	Based upon information contained in their report on Form 13F for the calendar quarter ended December 31, 2007, as filed with the SEC on February 14, 2008, (a) NFJ Investment Group L.P. shares investment authority with respect to 5,533,000 of these shares and has sole voting authority with respect to 2,766,500 of these shares and (b) Allianz Global Investors of America, LLC shares voting and dispositive power with respect to 433,536 of these shares.

(6)	Based upon information contained in their report on Form 13F for the calendar quarter ended December 31, 2007, as filed with the SEC on February 7, 2008, LSV Asset Management shares investment authority with respect to 13,500 of these shares and has sole voting authority with respect to 3,006,920 of these shares.

(7)	Based upon information contained in their report on Schedule 13G filed with the SEC on February 5, 2008, Barclays Global Investors, N.A. has sole voting power with respect to 2,011,229 of these shares and sole dispositive power with respect to 2,363,131 of these shares; Barclays Global Fund Advisors has sole voting and dispositive power with respect to 2,104,432 of these shares; and Barclays Global Investors, Ltd. has sole voting and dispositive power with respect to 5,700 of these shares.

(8)	Based upon information contained in its report on Schedule 13G filed with the SEC on February 6, 2008, Dimensional Fund Advisors LP has sole voting and dispositive power with respect to all of these shares.

(9)	John L. (Jack) Sander is a former Vice Chairman of the Company. As of December 31, 2007, his holdings included 950,000 Series B Shares that could be purchased by the exercise of stock options issued to him under Belo’s stock plans. If his Series A total included shares into which his Series B shares held are convertible, he would be deemed to be the beneficial owner of 1.1% of the Series A shares.

Equity Compensation Plan Information

The following table provides information regarding Series A and Series B common stock authorized for issuance under Belo’s equity compensation plans as of December 31, 2007; the amounts set out in the table do not include any adjustment for risk of forfeiture:

(c)
			(b)		Number of Securities
	(a)		Weighted-Average		Remaining Available for
	Number of Securities to be Issued		Exercise Price of		Future Issuance Under
	Upon Exercise		Outstanding Options,		Equity Compensation Plans
	of Outstanding Options,		Warrants and		(excluding securities
	Warrants and Rights(1)		Rights(2)		reflected in column (a))(3)
Plan Category	Series A	Series B	Series A	Series B	Series A or Series B

Equity Compensation Plans Approved by Shareholders	1,169,316	12,484,648	—	$21.04	8,557,440
Equity Compensation Plans Not Approved by Shareholders(4)	—	—	—	—	—

Total	1,169,316	12,484,648	—	$21.04	8,557,440

(1)	Shares of Series A common stock are potentially issuable under outstanding restricted stock unit grants and shares of Series B common stock are reserved for issuance under outstanding option grants.

(2)	Restricted stock units are valued as of the date of vesting and have no exercise price. Consequently, they are not included in the calculation of weighted average exercise price.

(3)	Belo’s equity compensation plans allow the Compensation Committee to designate either Series A or Series B common stock at the time of grant.

(4)	All of Belo’s equity compensation plans under which Series A or Series B common stock is authorized for issuance were approved by its shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require that Belo’s executive officers and directors, and persons who own more than ten percent of a registered class of Belo common stock, file reports with the SEC within specified time periods disclosing their beneficial ownership of Belo common stock and any subsequent changes in beneficial ownership of Belo common stock. These reporting persons are also required to furnish us with copies of these reports. Based on information provided to us by these reporting persons or otherwise, we believe that all filings required to be made by the reporting persons during 2007 were timely filed, except for an administrative oversight causing an untimely reporting on Form 4 with respect to a December 2007 RSU award to Donald F. (Skip) Cass, Jr., who became an executive officer of Belo in 2007.

PROPOSAL ONE: ELECTION OF DIRECTORS

Belo’s bylaws provide that the Board of Directors is comprised of 5 to 10 directors, divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting. The bylaws further provide that a director will retire on the date of the annual meeting of shareholders next following his or her 68th birthday.

On February 8, 2008, Belo distributed all of the issued and outstanding shares of common stock of A. H. Belo to Belo shareholders. As a result of the distribution, A. H. Belo became a separate public company, directors Louis E. Caldera, Douglas G. Carlston, Laurence E. Hirsch and J. McDonald Williams ceased to be directors of Belo, and the persons named below remained as directors of Belo. Robert W. Decherd and Dealey D. Herndon serve as directors of both Belo and A. H. Belo. Dunia A. Shive, president and Chief Executive Officer of Belo, and James M. Moroney III, an executive vice president of A. H. Belo and publisher and Chief Executive Officer of The Dallas Morning News, were elected directors of Belo effective February 8, 2008.

Effective February 8, 2008, each independent Belo director will serve on each of the three standing committees of the Board (Audit, Compensation, and Nominating and Corporate Governance); Messrs. Decherd and Moroney, Ms. Shive, and Mrs. Herndon will not serve on any standing committee of Belo’s Board of Directors.

In connection with her appointment as President of Purdue University, Dr. France Córdova tendered her resignation as a Belo director as provided in the Company’s corporate governance guidelines, citing time demands and potential schedule conflicts. At its meeting held on July 27, 2007, the Board of Directors considered and accepted Dr. Córdova’s resignation.

As previously announced, William T. Solomon, a Class I director, will retire from the Belo Board on the date of the 2008 annual meeting of shareholders.

Nominees for Belo Directors

The following candidates are nominated by the Board and each is an incumbent director. The independence of each director is addressed under “Corporate Governance — Director Independence”; see page 19. Class I directors will be eligible to serve a three-year term until the 2011 annual meeting.

Class I Directors (Current terms expire at Belo’s 2008 annual meeting)

Robert W. Decherd	Director since March 1976
Age 56

Robert Decherd served as Belo’s chairman and Chief Executive Officer from January 1987 through February 8, 2008, when he assumed the role of non-executive chairman. Robert has been chairman, president and Chief Executive Officer of A. H. Belo since December 2007. Robert served as president of Belo from January 1985 through December 1986 and again from January 1994 through February 2007. From January 1984 through December 1986, he served as Chief Operating Officer. Robert has been a member of the board of directors of Kimberly-Clark Corporation since 1996, and served as that company’s lead director from 2004-2008. He serves on the Advisory Council for Harvard University’s Center for Ethics, and the Board of Visitors of the Columbia Graduate School of Journalism. From 2002 to March 2006, Robert served as a member of the FCC’s Media Security and Reliability Council, which is part of President Bush’s Homeland Security initiative.

Dunia A. Shive	Director since February 2008
Age 47

Dunia Shive was named president and Chief Executive Officer of Belo in February 2008, having served as president and Chief Operating Officer from February to November 2007 and as an executive vice president from December 2000 through January 2006. Since joining Belo in May 1993, Dunia has held several senior positions with the Company, including president/Media Operations from February 2006 through November 2007, executive vice president/Media Operations from January 2004 through December 2004, Chief Financial Officer from December 2000 through December 2003, and senior vice president/Chief Financial Officer from July 1998 until December 2000. Dunia is a member of the Television Operators Caucus and the Board of Directors of the United Way of Metropolitan Dallas.

M. Anne Szostak	Director since October 2004
Age 57

Since June 2004, Anne Szostak has been president and chief executive officer of Szostak Partners, LLC, a consulting firm that advises businesses on strategic and human resources issues. From February 1998 until her retirement in June 2004, Anne served as executive vice president of FleetBoston Financial, a diversified financial services company. She served as director of Human Resources and Diversity of Fleet from February 1998 until June 2004 and served as chairman and chief executive officer of Fleet Bank-Rhode Island from 2001 to 2003. During her 31-year career with Fleet, she held several executive positions. Anne is a director of Choicepoint, Inc., Spherion Corporation, and Tupperware Brands Corporation and was recently named a director of Dr Pepper Snapple Group, Inc.. She chairs the board of Women & Infants Hospital in Providence and is Governor emeritus of Boys and Girls Clubs of America. Anne is also a member of the boards of directors of The Rhode Island Foundation, Women & Infants Hospital Foundation, and Care New England.

The Board of Directors recommends a vote FOR Proposal One for the election of each of the nominees.

Directors Continuing in Office

Information regarding our directors continuing in office is provided below.

Class II Directors (Terms expire at Belo’s 2009 annual meeting)

Henry P. Becton, Jr.	Director since May 1997
Age 64	Nominating and Corporate Governance Committee Chairman Lead Director

Henry Becton served as president of WGBH Educational Foundation, a public broadcasting organization, from 1984 until October 2007, when he was named vice chairman. He served as WGBH’s general manager from 1978 until 1999. He is the lead director of Becton Dickinson and Company and is a trustee or director of 32 DWS Scudder Fund investment companies or trusts advised by Deutsche Bank. Henry served as a director of The Providence Journal Company from 1992 to 1997. Henry is a trustee of the Boston Museum of Science and is a member of the boards of directors of the PBS Foundation, Public Radio International, and America’s Public Television Stations.

James M. Moroney III	Director since February 2008
Age 51

Jim Moroney has served as executive vice president of A. H. Belo since December 2007 and continues to serve as publisher and Chief Executive Officer of The Dallas Morning News, a position he has held since June 2001. Previously, Jim held several executive positions with Belo, including president of Belo Interactive, Inc. from its formation in May 1999 until June 2001, and as executive vice president of Belo from July 1998 through December 1999, with responsibilities for finance, treasury, and investor relations. Jim presently serves on the boards of the Newspaper Association of America, Cistercian Preparatory School in Dallas and the State Fair of Texas.

Lloyd D. Ward	Director since July 2001
Age 59

Lloyd Ward has been chairman of BodyBlocks Nutrition Systems, Inc., a manufacturer of snack food and beverages, since April 2003. Since September 2006, he has also served as chief executive officer and general manager of Yuanzhen Org Dairy Co. Ltd., an Inner Mongolia Sino-American Joint Venture producing organic milk in China. Lloyd was chief executive officer and secretary general of the United States Olympic Committee from October 2001 until March 2003, and was chairman and chief executive officer of iMotors from January 2001 until May 2001. He was chairman and chief executive officer of Maytag Corporation from August 1999 to November 2000, president and chief operating officer from 1998 to August 1999, and executive vice president from 1996 to 1998.

Class III Directors (Terms expire at Belo’s 2010 annual meeting)

Judith L. Craven, M.D., M.P.H.	Director since December 1992
Age 62	Compensation Committee Chair

Judy Craven currently serves on the boards of directors of SYSCO Corporation, Luby’s, Inc., three Sun America Mutual Fund companies, and two Variable Annuity Life Insurance Company of America mutual fund companies. Judy was a member of the board of regents of The University of Texas System from March 2001 through November 2007 and, from July 1992 until her retirement in October 1998, Judy served as president of the United Way of the Texas Gulf Coast. From 1983 to 1992, she was dean of the School of Allied Health Sciences of the University of Texas Health Science Center at Houston, and from 1987 to 1992 was vice president of multicultural affairs for the University of Texas Health Science Center.

Dealey D. Herndon	Director since May 1986
Age 61

Dealey Herndon is a project management consultant, with a specialty in project and construction management of large historic preservation projects. From 1995 until the business was sold in 2006, she was president and majority owner of Herndon, Stauch & Associates, an Austin-based firm that managed commercial, public, and non-profit construction projects. She remains associated with the firm, now HS&A. From January to October 2001, she served as Texas Governor Rick Perry’s Director of Appointments. From 1991 to 1995, she was executive director of the State Preservation Board of the State of Texas and managed the comprehensive Texas Capitol Preservation and Extension Project through its completion. Dealey is a director of A. H. Belo Corporation, a trustee emeritus of the National Trust for Historic Preservation, and a member of the University of Texas at Austin Development Board. In 2007, she was a member of the Brackenridge Tract Task Force for the University of Texas System.

Wayne R. Sanders	Director since May 2003
Age 60	Audit Committee Chairman

Wayne Sanders was recently named the non-executive chairman of Dr Pepper Snapple Group, Inc.. Wayne is the former chairman and chief executive officer of Kimberly-Clark Corporation. He served as president and chief executive officer of Kimberly-Clark from 1991 until September 2002 and as chairman of the board from 1992 until February 2003. Wayne joined Kimberly-Clark in 1975 and held other senior positions prior to 1991. He serves on the board of directors of Texas Instruments Incorporated. Wayne serves as national trustee and Governor of the Boys and Girls Clubs of America.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as Belo’s independent auditors for the fiscal year ended December 31, 2007. The Audit Committee has appointed Ernst & Young LLP to serve in such capacity for 2008, and as a matter of good corporate governance has determined to submit the appointment of Ernst & Young LLP for ratification by the shareholders. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will consider the appointment of other independent registered public accounting firms.

Representatives of Ernst & Young LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions presented at the annual meeting.

The table below sets forth the Ernst & Young LLP fees related to the audits of our financial statements for the fiscal years ended December 31, 2007 and December 31, 2006 and the reviews of our financial statements for the quarterly periods within those fiscal years, and all other fees Ernst & Young LLP has billed us for services rendered during the fiscal years ended December 31, 2007 and December 31, 2006:

	2007		2006

Audit Fees (consists of the audit of the annual consolidated financial statements, reviews of the quarterly consolidated financial statements, procedures to attest to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and assistance with SEC filings)	$1,468,750		$1,441,600

Audit-Related Fees (consists of audits of employee benefit plans and consultations on financial accounting and reporting, and annual subscription to EYOnline)	$725,853	(1)	$143,400

Tax Fees (consists of assistance with the preparation of federal and state tax returns and consultations related to the tax implications of certain transactions)	$384,696		$211,840

All Other Fees	$—		$—

(1)	A total of $596,500 of this amount is attributable to services related to the spin-off of A. H. Belo Corporation.

The Audit Committee has adopted a policy and procedures that set forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young LLP before the firm is retained to provide such services. The policy requires Audit Committee pre-approval of the terms and fees of the annual audit services engagement, as well as any changes in terms and fees resulting from changes in audit scope or other items. The Audit Committee also pre-approves, on an annual basis, other audit services, and audit-related and tax services set forth in the policy, subject to estimated fee levels pre-approved by the Committee. Any other services to be provided by the independent auditors must be separately pre-approved by the Audit Committee. In addition, if the fees for any pre-approved services are expected to exceed by 5% or more the estimated fee levels previously approved by the Audit Committee, the services must be separately pre-approved by the Committee. As a general guideline, annual fees paid to the independent auditors for services other than audit, audit-related, and tax services should not exceed one-half the dollar amount of fees to be paid for these three categories of services collectively. The Audit Committee has delegated to the Committee chairman and other Committee members the authority to pre-approve services in amounts up to $500,000 per engagement. Services pre-approved pursuant to delegated authority must be reported to the full Committee at its next scheduled meeting. The Chief Financial Officer reports periodically to the Audit Committee on the status of pre-approved services, including projected fees. All of the services reflected in the above table were approved by the Audit Committee.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote on this proposal is required for approval.

The Board of Directors recommends a vote FOR Proposal Two for the ratification of the appointment of Ernst & Young LLP as Belo’s independent registered public accounting firm.

PROPOSAL THREE: SHAREHOLDER PROPOSAL RELATING TO
REPEAL OF BELO’S CLASSIFIED BOARD

William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds, 1 Centre Street, Room 736, New York, New York 10007-2341, together owning 267,079 shares of the Company’s common stock, has notified the Company that the boards of trustees of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension, and the New York City Board of Education Retirement System, intend to present the following proposal for consideration at the meeting. The Board of Directors opposes such shareholder proposal for the reasons set forth below.

Shareholder Proposal

“BE IT RESOLVED, that the stockholders of Belo Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.”

“SUPPORTING STATEMENT: We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.”

“In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.”

“We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.”

Statement Against Shareholder Proposal

The Belo Board of Directors unanimously recommends a vote AGAINST the proposal for the following reasons:

The Board and the Nominating and Corporate Governance Committee have given this proposal careful consideration and believe that it should not be implemented. Substantially the same shareholder proposal, submitted by substantially the same shareholders, was considered at Belo’s 2007 annual meeting of shareholders and rejected by over 70% of the votes cast at that meeting.

Under the Company’s bylaws, the Board of Directors consists of three classes of directors with three-year staggered terms. One-third of the directors are elected each year. This classified structure has been in place since 1983 and has been and continues to be an integral part of the Company’s overall governance.

The Board and the Nominating and Corporate Governance Committee believe that a classified board is more advantageous to, and better serves the interests of, the Company and its shareholders than a board elected annually for the following reasons:

•	Stability and Continuity. The three-year staggered terms provide stability, enhance mid- and long-term planning and ensure that a majority of the Company’s directors at any given time have prior experience as directors of the Company. This ensures that the Board has solid knowledge of the Company’s business and strategy. Directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its shareholders. At the same time, the Company’s shareholders have an opportunity each year to elect several directors and to shape long-term decision-making of the Board accordingly.

•	Accountability to Shareholders. The Board further believes that annual elections for each director are not necessary to promote accountability. All directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of how often they stand for election. The Board believes that directors elected to three-year terms are not insulated from this responsibility and are as accountable to shareholders as directors elected annually. Moreover, the Board has adopted a policy that an incumbent director not elected by a majority of the votes cast with respect to that director shall tender his or her resignation. This majority voting policy, a copy of which is attached as Appendix A, further enhances director accountability.

•	Independent Journalism. The classified board structure has been commonly used by media companies to prevent short-term pressure that could be used to influence independent journalism. A classified board structure fosters long-term, stable management and editorial independence.

•	Corporate Governance. The Board is committed to corporate governance practices that will benefit the Company’s shareholders and regularly examines these practices in light of the changing environment. The Company’s corporate governance guidelines focus on the independence and quality of the members of the Board and its effective functioning. The Board notes that numerous well-respected U.S. corporations and institutional investors have classified boards.

•	Protection Against Unfair and Abusive Takeover Tactics. A classified board is designed to safeguard the Company against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the Company. The classified board structure enhances the ability of the Board to negotiate the best results for all shareholders in any takeover proposal, negotiate with the sponsor on behalf of all shareholders and weigh alternatives to provide maximum value for all shareholders.

For these reasons, the Board recommends a vote AGAINST this shareholder proposal.

CORPORATE GOVERNANCE

Introduction

Our Board periodically reviews and evaluates Belo’s corporate governance policies and practices in light of the Sarbanes-Oxley Act of 2002, SEC regulations implementing this legislation, corporate governance listing standards adopted by the New York Stock Exchange (“NYSE”), and evolving best practices. The Board has formalized its corporate governance guidelines, approved a code of business conduct and ethics applicable to Belo’s directors, management and other Belo employees, and adopted a charter for each Board committee. The Nominating and Corporate Governance Committee reviews Belo’s corporate governance guidelines and Board committee charters annually and recommends changes to the Board as appropriate. Our corporate governance documents are posted on our Web site at www.belo.com under “About Belo — Corporate Governance,” and are available in print, without charge, upon written or oral request to Belo Corp., Attention: Guy H. Kerr, Secretary, P.O. Box 655237, Dallas, Texas 75265-5237, (214) 977-6606. Belo’s corporate governance documents codify our existing corporate governance practices and policies.

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted independence standards, which are set forth in Belo’s corporate governance guidelines, the applicable portion of which is attached to this proxy statement as Appendix B. These standards incorporate the director independence criteria included in the NYSE listing standards, as well as additional, more stringent criteria established by the Board. The Board has determined that the following directors are independent under these standards: Henry Becton, Judy Craven, Wayne Sanders, Bill Solomon, Anne Szostak, and Lloyd Ward. In assessing director independence, the Board considered in particular with respect to Bill Solomon that he was, when the contract was entered into, Chairman of Austin Industries, Inc., the parent company of an entity with which Belo entered into a construction contract in 2005. The Belo Board concluded, based on all the facts and circumstances, that this relationship (which is discussed in more detail under “Certain Relationships” below) is not a material relationship with Belo and does not affect Bill’s independence as a director. In determining the independence of Anne Szostak, the Board considered that her husband, Michael Szostak, is a sportswriter and columnist for The Providence Journal, a newspaper published by The Providence Journal Company, a subsidiary of Belo prior to February 8, 2008. The Board concluded, based on all the facts and circumstances, that this relationship is not a material relationship with Belo after the spin-off and does not affect Anne’s independence as a Belo director going forward. Each of the Audit, Compensation, and Nominating and Corporate Governance Committees is composed entirely of independent directors. In accordance with SEC requirements, NYSE listing standards and the independence standards set forth in Belo’s corporate governance guidelines, all members of the Audit Committee meet additional independence standards applicable to audit committee members.

Meetings of the Board

The Board held six meetings in 2007 and took action by unanimous written consent once. Each director attended at least 75% of the aggregate of (1) the total number of meetings held by the Board and (2) the total number of meetings held by all committees on which he or she served. Directors are expected to attend annual meetings of shareholders, and all of the current directors attended the 2007 Annual Meeting of Shareholders.

Committees of the Board

Effective February 8, 2008, each of the Board’s standing committees consists of Henry Becton, Judy Craven, Wayne Sanders, Bill Solomon, Anne Szostak, and Lloyd Ward, each of whom is an independent director under the NYSE listing standards and under the independence standards set forth in Belo’s corporate governance guidelines.

The Belo Board has the following committees:

Audit Committee.  Wayne Sanders chairs the Audit Committee. The Audit Committee is responsible for the appointment, compensation, and oversight of the independent auditors. The Audit Committee also represents the Board in overseeing Belo’s financial reporting processes, and, as part of this responsibility, consults with our independent auditors and with personnel from Belo’s internal audit and financial staffs with respect to corporate accounting, reporting, and internal control practices. The Audit Committee met six times during 2007.

The Board has determined that each member of the Audit Committee meets both the SEC and the NYSE standards for independence. In addition, the Board has determined that at least one member of the Audit Committee meets the NYSE standard of having accounting or related financial management expertise. The Board has also determined that at least one member of the Audit Committee, Wayne Sanders, the chairman of the Audit Committee, meets the SEC criteria of an “audit committee financial expert.”

Compensation Committee.  Judy Craven chairs the Compensation Committee. The Compensation Committee evaluates the performance of the Chief Executive Officer and sets his or her compensation level based on this evaluation. The Compensation Committee makes recommendations to the Board for base salaries of other executive officers and compensation for non-management directors, approves bonus levels and stock option awards for executive officers, and administers, among other plans, the Company’s 1995 Executive Compensation Plan, 2000 Executive Compensation Plan, 2004 Executive Compensation Plan (collectively, “Executive Compensation Plans”), The G. B. Dealey Retirement Pension Plan, the Belo Savings Plan, the Change in Control Severance Plan, the Pension Transition Supplement Plan, and the Pension Transition Supplement Restoration Plan. The Committee also has responsibility for senior executive succession planning. The Compensation Committee met 10 times during 2007.

To assist the Committee and management in assessing and determining appropriate, competitive compensation for our executive officers, the Committee annually engages an outside compensation consultant. Hewitt was retained through February 2007 with respect to prospective 2007 executive compensation recommendations. The scope of Hewitt’s engagement was to provide ongoing recommendations regarding executive compensation consistent with Belo’s business needs, its pay philosophy, market trends and the latest legal and regulatory considerations; to provide market data as background to annual decisions regarding CEO and senior management base salary, bonus and long-term incentive amounts; to advise the Committee as to best practices for working effectively with management while representing shareholders’ interests; and to provide other services as the Committee may request. The Compensation Committee uses supplemental survey information compiled by its compensation consultant, along with other survey information, to develop recommendations for base salary, short-term cash compensation, and long-term incentive compensation for the Company’s executive officers, including the chief executive officer. The Compensation Committee develops these compensation recommendations with input from its compensation consultant. When considering these recommendations, the Compensation Committee has full access to the compensation consultant during meetings at which compensation recommendations are considered. In February 2007, the Compensation Committee engaged Mercer as its compensation consultant going forward. The scope of Mercer’s engagement was to undertake a comprehensive review of Belo’s executive compensation programs, and to assist in executive compensation recommendations for year-end 2007 and for 2008. For additional information regarding the operation of the Compensation Committee, including the role of consultants and management in the process of determining the amount and form of executive compensation, see the Company’s Compensation Discussion and Analysis (CD&A) below.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is chaired by Henry Becton, who also serves as the Board’s Lead Director. The responsibilities of the Nominating and Corporate Governance Committee include the identification and recommendation of director candidates and the review of qualifications of directors for continued service on the Board. The Nominating and Corporate Governance Committee also has responsibility for shaping Belo’s corporate governance practices, including the development and periodic review of the corporate governance guidelines and the Board committee charters. The Nominating and Corporate Governance Committee met twice in 2007.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers a variety of criteria, including an individual’s character and integrity; business, professional, and personal background; skills; current employment; community service; and ability to commit sufficient time and attention to the activities of the Board. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve a diversity of backgrounds and perspectives on the Board.

The Nominating and Corporate Governance Committee employs a variety of methods for identifying and evaluating director nominees. The Committee reviews the size and composition of the Board as part of the annual Board evaluation process and makes recommendations to the Board as appropriate. If vacancies on the Board are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the Committee’s attention through current Board members, shareholders, or other persons.

The policy of the Nominating and Corporate Governance Committee, as set forth in Belo’s corporate governance guidelines, is to consider a shareholder’s recommendation for nominee(s) when the shareholder supplies the information required for director nominations under the advance notice provisions set forth in Article II, Section 13 of Belo’s bylaws within the time periods set forth in such section of the bylaws. Shareholders desiring to submit a nomination for director should consult Belo’s bylaws, which are available upon request, for more specific information prior to submitting a nomination. The Committee evaluates shareholder-recommended nominees based on the same criteria it uses to evaluate nominees from other sources.

After the Nominating and Corporate Governance Committee identifies a potential candidate, there is generally a mutual exploration process, during which Belo seeks to learn more about a candidate’s qualifications, background, and level of interest in Belo, and the candidate has the opportunity to learn more about Belo. A candidate may meet with members of the Nominating and Corporate Governance Committee, other directors, and senior management. Based on information gathered during the course of this process, the Nominating and Corporate Governance Committee makes its recommendation to the Board. If the Board approves the recommendation, the candidate is nominated for election by Belo’s shareholders.

Executive Committee.  The Executive Committee dissolved effective February 2008. Its responsibilities for reviewing Belo’s long-range financial and strategic planning initiatives reverted to the Board and its responsibility for senior executive succession planning was assumed by the Compensation Committee. The Committee met three times in 2007.

The Board convenes executive sessions of non-management directors without Company management at each regularly-scheduled meeting. The Lead Director is responsible for presiding at the executive sessions of the non-management directors. In addition, the independent directors meet in executive session at least annually. Board committee chairs preside at executive sessions of their respective committees.

Audit Committee Report

As described more fully in our written charter, which is posted on our Web site at www.belo.com under “About Belo — Corporate Governance,” the Audit Committee represents the Board in its oversight of Belo’s financial reporting processes. In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young LLP, our independent auditors, Belo’s audited consolidated financial statements and the audit of the effectiveness of Belo’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young LLP various matters, including the firm’s judgments as to the quality of Belo’s accounting principles and other matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and discussed with the firm its independence from Belo and our management team.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Belo’s annual report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

Respectfully submitted,

Audit Committee
Wayne R. Sanders, Chairman
Henry P. Becton, Jr.
Judith L. Craven, M.D., M.P.H.
William T. Solomon
M. Anne Szostak
Lloyd D. Ward

Communications with the Board

The Company has a process for shareholders and other interested parties to communicate with the Board. These parties may communicate with the Board by writing c/o the corporate Secretary, P.O. Box 655237, Dallas, Texas 75265-5237. Communications intended for a specific director or directors (such as the Lead Director or non-management directors) should be addressed to his, her, or their attention c/o the corporate Secretary at this address. Communications received from shareholders are provided directly to Board members at, or as part of the materials mailed in advance of, the next scheduled Board meeting following receipt of the communications. The Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally are not forwarded to the directors.

EXECUTIVE OFFICERS

On February 8, 2008, Belo completed the distribution of all of the issued and outstanding shares of common stock of A. H. Belo Corporation to Belo shareholders. As a result of the distribution, A. H. Belo became a separate public company with its own directors and executive officers. After the distribution, Belo’s executive officers became as follows:

Name	Office Currently Held	Office Held Since

Dunia A. Shive	President and Chief Executive Officer	2008	(1)

Dennis A. Williamson	Executive Vice President/Chief Financial Officer	2006	(2)

Guy H. Kerr	Executive Vice President/Law and Government and Secretary	2007	(3)

Marian Spitzberg	Senior Vice President/Human Resources	2000	(4)

Peter L. Diaz	Executive Vice President/Television Operations	2007	(5)

(1)	Member of the Board of Directors. (See “Proposal One: Election of Directors” above for additional information.)

(2)	Dennis Williamson, age 60, has been Chief Financial Officer of the Company since January 2004 and has served as executive vice president since February 2006. He was a senior corporate vice president of Belo from November 2002 through January 2006 and served as senior vice president of the Television Group from January 2000 to November 2002. From February 1997 to January 2000, Dennis was president/General Manager of KING-TV in Seattle, Washington. Dennis joined Belo in February 1997 in conjunction with the Company’s acquisition of The Providence Journal Company. KING-TV is a subsidiary of Belo.

(3)	Guy Kerr, age 55, has been executive vice president/Law and Government since November 2007 and has been secretary since June 2000. He served as senior vice president/Law and Government from July 2003 through November 2007 and senior vice president/General Counsel from June 2000 until July 2003. From 1985 until June 2000, Guy was a partner in the law firm of Locke Liddell & Sapp LLP and its predecessors, in Dallas, Texas. In that capacity, Guy worked on most of Belo’s major corporate business transactions.

(4)	Marian Spitzberg, age 59, has been senior vice president/Human Resources since February 2000. She served as vice president/Deputy General Counsel from January 1997 until February 2000 and as secretary from July 1998 until February 2000. Marian joined Belo in March 1992.

(5)	Peter Diaz, age 51, was named executive vice president/Television Operations in November 2007 and oversees the Company’s television and cable news operations. He served as senior vice president of Belo from February 2006 until November 2007 and as president and General Manager of KHOU-TV in Houston from January 1999 through January 2006. Peter joined Belo in 1984.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following executive summary highlights and summarizes information from this Compensation Discussion and Analysis and does not purport to contain all of the information that is necessary to gain an understanding of our executive compensation policies and decisions. Please carefully read the entire Compensation Discussion and Analysis section and the compensation tables that follow for a more complete understanding of our executive compensation program.

The media industry is experiencing substantial change caused by factors such as the effect of the Internet and other transformational technologies on consumers and advertisers, the consolidation of media ownership and the rapid ascent of new media businesses. From an executive compensation perspective, this challenging business environment underscores the importance of retaining both experienced and high-potential executives and rewarding superior individual and Company performance that may not be reflected in the performance of the Company’s stock price. As a result, in February 2007, the Compensation Committee (the “Committee”) decided to undertake a comprehensive review of the Company’s executive compensation programs. Working with Mercer LLC (“Mercer”), which became its compensation consultant in February 2007, the Committee conducted a comprehensive review of the Company’s executive compensation structure to ensure that the Committee and the Company are aligned with compensation goals, objectives and methodologies. In addition, the Committee wanted the design of the Company’s executive compensation framework to offer measures to retain and reward its executives who are managing against the challenges the Company faces. The study was completed in July 2007 and concluded that the Company and the Committee are generally aligned with the goals, objectives and methodologies of the compensation program, but recommended several changes. As a result, the Committee and the Board of Directors approved changes that the Company expects to implement in 2008, including the consideration of comparative peer performance data when determining annual bonuses for Management Committee members and a discretionary bonus component for Management Committee members related to the achievement of non-financial objectives, both of which enhance the Company’s goals for individual executive performance and retention.

On October 1, 2007, the Company announced a plan to spin off its newspaper businesses and related assets into A. H. Belo Corporation, creating separate newspaper and television companies. This strategy, designed to allow these businesses to focus on the distinct changes occurring in their respective industries, also intensified the Company’s and the Committee’s focus on taking measures involving compensation aimed at retaining executives and other key employees and motivating them towards the successful completion of the spin-off transaction. The Company instituted selective retention bonuses payable in 2008 for executive officers and others who were not members of its then-current Management Committee, and the Company made special cash bonus awards for 2007 to executive officers and others, including Management Committee members, in recognition of the roles they played in formulating and completing the spin-off transaction. It also granted long-term incentive awards to executive officers of Belo and A. H. Belo in the form of time-based restricted stock units (“TBRSUs”) to encourage the retention of these individuals, who are key to the successful transition of the Company and A. H. Belo following the spin-off.

The Company also adopted a Change in Control Severance Plan, which provides for severance benefits for its executive officers and other designated participants in the event of a change in control of Belo and a termination of employment under specified circumstances, as described below. The Board believes that the plan will promote the retention of covered executives and permit them to focus on the operations of the Company in an uncertain business environment.

This Compensation Discussion and Analysis reflects compensation of the Company’s named executive officers for the calendar year 2007. Effective with the spin-off on February 8, 2008, the Company’s then-Chief Executive Officer, Robert Decherd, ceased being an executive officer of the Company and became an executive officer of A. H. Belo. At that time, Dunia Shive became the Company’s president and Chief Executive Officer and Peter Diaz, executive vice president/Television Operations, became a member of the Company’s Management Committee.

Overview of Compensation Program

The Compensation Committee of the Belo Board of Directors oversees the Company’s overall compensation structure, policies and programs, and has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The primary management liaisons to the Committee in 2007 were the Company’s Chief Executive Officer, Robert Decherd, and its senior vice president/Human Resources, Marian Spitzberg.

Compensation Objectives

The Company has adopted compensation policies to achieve the following objectives:

•	establish a competitive compensation program;

•	attract and retain high-caliber executive talent in positions that most directly affect the Company’s overall performance;

•	motivate and reward executives for achievement of the Company’s financial and non-financial performance objectives;

•	encourage coordinated and sustained effort toward maximizing the Company’s value to its shareholders; and

•	align the long-term interests of executives with those of the Company’s shareholders.

In February 2007, prior to the Company’s decision to create separate television and newspaper companies through the spin-off, the Committee began a comprehensive review of the Company’s executive compensation structure. The review was undertaken to assure (1) that the Committee and the Company are aligned with respect to the philosophy, objectives and design of the Company’s executive compensation program and (2) that the Company’s executive compensation structure achieves its objectives in light of the changing business environment for media companies. This review was completed in July 2007 shortly before the spin-off decision was made. The review generally confirmed that the Company’s executive compensation program and philosophy are appropriate and competitive with market practices. However, as a result of the review, the Committee expects to make changes to certain aspects of the executive compensation program to give the Company more flexibility to reward superior individual performance or to acknowledge exceptional performance by the Company relative to its peers in a transitional industry operating environment. These measures may include a discretionary bonus component for Management Committee members related to the achievement of non-financial objectives.

Setting Executive Compensation

To assist the Committee and management in assessing and determining appropriate, competitive compensation for our executive officers, the Committee annually engages an outside compensation consultant. Hewitt Associates LLC (“Hewitt”) was retained for this purpose in 2006. Mercer provided consultation beginning in February 2007. The Committee, which had worked with Hewitt for approximately eight years, changed consultants to gain a different perspective on executive compensation. Each of the consultants provided information, analyses, and objective advice regarding executive and director compensation, as described below. The consultant who performed these services during each of the respective years reported directly to the chair of the Committee.

Surveys and Determination of the Median.  The Company used several different compensation surveys to prepare 2007 compensation recommendations for consideration by the Committee. For base salary and total target cash compensation, the Company referenced the Towers Perrin Media Industry CDB Executive Compensation Database, referred to as the Towers Perrin Media Survey. The Towers Perrin Media Survey consisted of compensation survey information from 118 companies with media operations that include newspapers, television stations, television networks, magazines, radio stations, information publishing, and Internet/online services commonly classified as media. The median annual revenue for all participants in the Towers Perrin Media Survey was $897 million. Belo does not choose the participants in the Towers Perrin Media Survey, nor does it provide to the Committee the individual names of the 118 participant companies, other than the peer group selections discussed below.

Belo identified 27 companies within the Towers Perrin Media Survey that share with the Company similar characteristics in terms of focus on media operations (i.e., newspaper, television stations, and Internet operations). Survey data from this group of peer companies, referred to as the Towers Perrin Peer Group, provides the Company with supplemental information for both base salary and total target cash compensation for the executive officers. The companies included in the Towers Perrin Peer Group, the median annual revenue of which is $5.3 billion, were:

• Advance Publications	• Albritton Communications	• American Broadcasting
• Capitol Broadcasting	• CBS Corporation	Companies, Inc.
• Dow Jones & Company, Inc.	• The E.W. Scripps Company	• Cox Enterprises
• Fox Broadcasting	• Freedom Communications	• Fisher Communications
• Hearst-Argyle Television, Inc.	• The Hearst Corporation	• Gannett Co., Inc.
• The McClatchy Company	• McGraw-Hill Companies Inc.	• Landmark Communications
• Meredith Corporation	• NBC Universal, Inc.	• Media General, Inc.
• Seattle Times	• Tribune Company	• The New York Times Company
• Viacom Inc.	• The Washington Post Company	• Turner Broadcasting
• Yahoo!

For December 2006 and February 2007 long-term incentive compensation recommendations, the Company referenced the Towers Perrin CDB Executive Compensation Database for General Industry participants, referred to as the Towers Perrin General Survey. The Towers Perrin General Survey is a database of approximately 820 companies that participate in Towers Perrin’s compensation survey, with 113 companies that have revenues in the $1 billion to $3 billion range. Of these 113 companies, the median revenue for which was $1.9 billion, 86 companies submitted long-term incentive data. The Company did not choose the participants in the Towers Perrin General Survey, nor did Towers Perrin disclose to the Company the names of the companies that comprise the subsets. The Committee found that the larger sample pool of similarly-sized companies in the subset provided a better source of long-term incentive data than was available by limiting such information strictly to the Towers Perrin Peer Group because of the widely varying compensation practices in the media industry. Long-term incentive grant practices in the media industry have undergone change in the past several years that is, in part, a result of the shift in advertising dollars away from newspapers and the consolidation of advertising providers throughout the industry. The Committee believes that a larger population of survey respondents from across industries provided a more reliable basis for recommending long-term compensation, and that assessing long-term incentive grant practices from a broader group provided more stability to its long-term incentive compensation analysis. The Company did not observe the same volatility in base salary and annual incentive compensation practices from the results of the Tower Perrin Media Survey. Representative industries in the Towers Perrin General Survey include aerospace/defense; automotive and transportation; chemicals; computers, hardware, software and services; consumer products; electronics and scientific equipment; food and beverage; metals and mining; oil and gas; pharmaceuticals; and telecommunications.

In December 2007, under the guidance of Mercer and following the completion of the Committee’s reassessment of the Company’s overall executive compensation framework, long-term incentive compensation recommendations were determined using position-based data contained in the Towers Perrin Media Survey, along with supplemental compensation information from a select group of public media companies’ proxy filings, referred to as the Proxy Study. This study provided total compensation information for executive officers from the Company’s peer companies. The Committee considers the companies in the Proxy Study to be similarly situated peer media companies that have operational characteristics similar to the Company. The Committee uses the Proxy Study as a retrospective comparison of the average and 50th percentile compensation levels for similar industry executive officer positions. The companies included in the Proxy Study were:

• Dow Jones & Company, Inc.	• The E. W. Scripps Company	• Gannett Co., Inc.
• Hearst-Argyle Television, Inc.	• Lee Enterprises, Inc.	• McClatchy Newspapers, Inc.
• Media General, Inc.	• Meredith Corporation	• The New York Times Company
• Tribune Company	• The Washington Post Company

Process and Role of Management.  The Company used each of these referenced surveys in the manner described to develop recommendations for base salary, annual cash incentive compensation, and long-term incentive compensation for the Company’s executive officers, including the Chief Executive Officer. These median-level recommendations, which were developed with input from the Committee’s then-current compensation consultant, were presented by Marian Spitzberg, our senior vice president/Human Resources, to our Chief Executive Officer, Robert Decherd. Robert and Marian adjusted these recommendations after taking into account each individual executive officer’s recent performance, as well as his or her experience, level of responsibility and contributions to the Company’s long-term goals during the current year. The compensation recommendations, together with the compensation histories and the percentile rankings for base salary and total cash compensation of the executive officers relative to the Towers Perrin Peer Group, were then presented to the Committee, which had full access to its compensation consultant, Robert Decherd, Marian Spitzberg and the Human Resources staff who were involved in the formulation of recommendations. After consideration of the recommendations and adequate opportunity to address specific questions and concerns, the Committee made final compensation recommendations for the named executive officers, excluding the Chief Executive Officer, to the non-management members of the Company’s Board of Directors for their approval. In its deliberations, the Board considered the compensation objectives and philosophy of the Company in light of the recommendations. Based on its review and analysis, the non-management members of the Board approved the final compensation to be awarded to each named executive officer, with the exception of the Chief Executive Officer. The Committee evaluated and determined the Chief Executive Officer’s compensation after following the same process. In this regard, the Committee reviewed and received the same peer group information, except that market data for chief executive officer compensation was provided to the Committee without any specific compensation recommendation.

Timing of Decisions.  Typically, the Compensation Committee has three regularly-scheduled meetings each year in or around February, July and December. The Committee may also have special meetings by telephone or in person periodically as necessary to address compensation issues that may arise from time to time. With respect to 2007 compensation for our executive officers, the Committee held the following meetings to review, discuss, and set or recommend compensation levels:

November 2006	Set 2007 financial performance targets; reviewed recommendations for 2007 base salaries, individual cash incentive opportunities and performance-related restricted stock unit awards

December 2006	Determined or recommended, as applicable, 2007 base salaries

Determined or recommended, as applicable, 2007 individual cash incentive opportunities

Granted 2007 performance-related restricted stock unit and stock option awards

February 2007	Established a maximum incentive award pool for tax deductibility under Section 162(m)

July 2007	Reviewed and discussed compensation issues, policies, and trends

December 2007	Considered and approved preliminarily 2007 cash incentive bonuses and time-based restricted stock unit awards based on estimated 2007 financial performance

February 2008	Certified 2007 financial performance relating to 2007 cash incentive bonuses and restricted stock unit awards, including the number of performance-related restricted stock units earned in respect of 2007 financial performance

Elements of 2007 Executive Compensation

For 2007, the principal elements of compensation for named Belo executive officers were:

•	base salary;

•	annual cash incentive opportunity;

•	long-term equity incentive compensation; and

•	retirement and other benefits.

The structure of the Company’s executive compensation program is set forth in the 2004 Executive Compensation Plan, as amended, or ECP, which was approved by the Company’s shareholders and is administered by the Committee. The ECP provides for two elements of compensation: short-term cash incentives (performance bonuses), and long-term equity-based compensation. Awards under the ECP supplement ECP participants’ base salaries.

Officers of the Company and its subsidiaries, including Belo’s Chief Executive Officer and its other executive officers, are eligible to participate in the ECP. Additional ECP participants are selected by the Committee based on management’s evaluation of an individual’s ability to affect significantly the Company’s profitability.

Base Salary.  Base salaries for executive officers are reviewed annually. In determining base salaries for 2007, the Company gathered base salary data from the Towers Perrin Media Survey and the Towers Perrin Peer Group for compensation comparisons. The data provided by these two surveys includes certain statistical factors that make it possible to predict the median (50th percentile data) for both base salary and total target cash compensation.

The Company used this survey data, along with the revenues earned by each executive officer’s organization, to prepare estimates of median pay for base salary and total target cash compensation for each executive officer, including the Chief Executive Officer. Because the survey data provided to the Company by Towers Perrin and our compensation consultant each year generally relates to the prior year, and current year information is not yet available, the compensation survey data was “aged” by 3% to take into account the Company’s general merit increase guideline that factors in increases in the consumer price index and inflation. Recommendations above the median may be made when warranted on account of an individual executive’s outstanding performance, promotion, or retention concerns. Recommendations below the median may also be made when warranted.

As discussed above, the Committee reviewed the base salary recommendations for 2007 and made final recommendations to the Board, except with respect to the Chief Executive Officer, for which the Committee had final approval. The 2007 base salaries of our executive officers listed in the Summary Compensation Table reflect the following relationship to the estimated median in each case: Robert Decherd — 92% of the median; Dunia Shive — 111% of the median; Dennis Williamson — 90% of the median; Guy Kerr — 111% of the median; and Marian Spitzberg — 108% of the median. Dunia Shive’s increase in base salary reflected her promotion to president and Chief Operating Officer of the Company in 2007. Robert Decherd’s base salary was established at a level consistent with his historical level for that component of compensation.

Annual Cash Incentive Opportunity.  Consistent with our objective of motivating and rewarding executives for achievement of the Company’s financial and non-financial performance objectives, each executive officer is eligible to receive annual cash incentive compensation based on financial performance objectives established in the annual financial plan (the Plan), approved by the Board at the beginning of each year. These performance goals are communicated to our executive officers at the beginning of each year. The financial performance objectives vary from year to year and reflect the cyclical nature of the Company’s businesses due to fluctuating advertising demand, for example, relating to election years, the Olympics and other U.S. sports events, in addition to taking into consideration industry factors that include decreases in newspaper circulation, significant changes in demand for print classified advertising, changes in media use habits by consumers and advertisers, and other competitive conditions, including recruiting and retaining talent.

The Committee establishes an annual performance-based incentive pool for each senior executive, as permitted by the ECP and in compliance with the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code. This performance pool (3% of Belo’s consolidated net income for Robert Decherd and 1.5% of Belo’s consolidated net income for each of Dunia Shive, Dennis Williamson, Guy Kerr and Marian Spitzberg) provides a maximum for the award of cash and equity incentives under the ECP, described below, and is designed to allow for tax deductibility of the compensation awarded within the pool.

Based upon 2007 financial performance, cash bonuses were awarded to senior executives by first considering the amounts that would have been paid to the senior executives under the method described below for calculating bonuses for other ECP participants. Under the ECP, the Committee establishes a target bonus opportunity expressed as a percentage of base salary based on competitive market information using the Towers Perrin Media Survey. The Committee targets the median, or 50th percentile, of the Towers Perrin Media Survey and the Towers Perrin Peer Group for annual cash incentives. Target bonus opportunities for 2007 for each of the named executive officers were set as a percent of base salary as follows: Robert Decherd, 90%; Dunia Shive, 75%; Dennis Williamson, 65%; Guy Kerr, 55%; and Marian Spitzberg, 55%. Target bonus opportunities for 2008 for each of the named executive officers are shown in the “Grants of Plan-Based Awards in 2007” table in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column.

The target bonus of 90% of base salary for Robert Decherd for 2007 was below the median target bonus of 100% as indicated by the Towers Perrin Media Survey. Dunia Shive’s target bonus of 75% of base salary was greater than the survey-indicated median of 60%, which greater percentage the Committee believes to be appropriate in light of her past achievements, her potential for future roles in the Company and retention considerations. The target bonus opportunity of 65% of base salary for Dennis Williamson was above the survey-indicated median of 60% due primarily to the Committee’s consideration of his performance as Chief Financial Officer and the broad scope of his duties, which also included responsibility for technology and corporate operations such as centralized purchasing and security. Guy Kerr’s target bonus of 55% of base salary was greater than the median of 50% because of his high level of performance and the scope of his duties, which include serving as the Company’s chief legal officer, with additional responsibility for Governmental Relations and Internal Audit functions, as well as serving on the Management Committee. Marian Spitzberg’s target bonus of 55% of base salary was above the median of 50% out of consideration for her legal background and participation on the Management Committee.

Actual bonus amounts earned by ECP participants may range from zero to a maximum bonus of 200 percent of the target bonus opportunity established by the Committee, depending on the level of achievement of Plan target. For 2007, the Committee approved financial performance ranges for the Company’s named executive officers based on the Company’s Plan, as shown in the table below. The 2007 EPS goals are below those established for 2006 primarily for two reasons. First, as described above, the Company’s television business tends to be cyclical, producing higher revenues in years when certain events increase the demand for advertising on the Company’s television stations. Fewer of such events were scheduled for 2007 than in 2006. Second, it was anticipated that newspaper revenues would continue to decline as they have recently due to the challenges that industry is facing from factors such as increased competition from other media, particularly the Internet, and shifting preferences among some consumers to receive all or a portion of their news and information other than from a newspaper. Bonus payout for performance between the points shown below is prorated.

Performance		Opportunity Payout
Level	2007 EPS Goals	Based on Achievement

Maximum	$1.06	200%
Target	$0.97	100%
Threshold	$0.82	10%
Below Threshold	Less than $0.82	0%

The above goals were applicable for non-equity incentive awards under the ECP for each of the named executive officers. The Committee believes that linking bonus opportunity directly to financial performance, with an opportunity to earn a 200% payout of target bonus amount if maximum performance is achieved, provides participants with significant motivation to achieve the Company’s financial objectives.

Actual EPS of ($2.57) for the year ended December 31, 2007 was adjusted at the Committee’s discretion. The primary adjustments included the elimination of the effect of expenses related to the spin-off of A. H. Belo and non-cash charges related to goodwill impairment. Negative adjustments to reported EPS included share-based compensation expense and variances related to changes in newsprint prices. The adjusted EPS of $0.97, which was approved by the Committee, was then compared to the EPS target of $0.97 and an achievement of 100% of target resulted. A proposed cash bonus under the ECP formula was then calculated for each executive officer by applying this achievement percentage to each individual’s target bonus opportunity. For example, in 2007, Robert Decherd’s base salary of $985,000 and target bonus percentage of 90% would qualify him for a 100% target bonus payout of $886,500. Accordingly, based on the Company’s financial performance and each individual’s performance and contributions to the completion of the spin-off transaction, our named executive officers earned cash incentive payments in respect of 2007 performance that were paid to the executives in the first quarter of 2008 prior to the completion of the spin-off. The incentive payments are quantified below in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

The Committee then also assessed the performance and the substantial roles of each of the named executive officers with respect to the spin-off, which was not contemplated when the financial goals were established. In recognition of their extraordinary effort and commitment in the successful planning, execution and implementation of the complex details of the spin-off while at the same time continuing to guide, manage and operate the Company in a rapidly evolving and challenging operating environment, the Compensation Committee awarded each named executive officer a cash bonus. The Committee considered each named executive officer’s role in connection with the spin-off and performance as follows:

•	Robert Decherd led the Board’s evaluation of the Company’s strategic alternatives and had ultimate responsibility for the successful completion of the transaction;

•	Dunia Shive assisted with planning and reviewing all aspects of separating the companies from an operational standpoint;

•	Dennis Williamson managed the financial aspects of the spin-off, including obtaining lines of credit and separating the financial functions of the companies;

•	Guy Kerr assisted with the evaluation of strategic alternatives and had responsibility for overall management of the legal aspects of the transaction and coordination across all functions, including legal, human resources, finance and other corporate areas; and

•	Marian Spitzberg led the human resources aspects of the transaction, including strategic review of staffing and implementation of employee benefits in both companies.

Amounts in excess of the ECP formula are reflected in the “Bonus” column of the Summary Compensation Table. Amounts in the “Bonus” column generally reflect the Committee’s assessment of the contributions of each individual to the spin-off transaction. As reflected in the Summary Compensation Table, Robert Decherd received a total cash bonus of $3 million. This cash bonus, $2,113,500 of which was contingent on the completion of the spin-off, was awarded by the Committee in consideration of Robert’s 2007 performance, his leadership in formulating and guiding the spin-off, and his significant contributions during his 21 years as chairman and CEO of the Company. Cash awards to other named executives in excess of ECP formula levels generally reflect the levels of their contributions to the spin-off and include the amount earned under the ECP formula. Robert Decherd’s and Dunia Shive’s bonuses, taken together with their award of TBRSUs, discussed below, exceed the incentive pool of 3% and 1.5%, respectively of the Company’s adjusted consolidated net income, or $2,987,370 and $1,493,685, respectively, established for them by the Committee in February 2007. The primary adjustments to net income were the same as described above with respect to adjustment of EPS. Although the excess amounts, $2,632,630 and $556,315, respectively, will be not be tax deductible to the Company, the Committee believes the extraordinary circumstances of the spin-off, coupled with the uncertain business environment for media businesses, merits special awards to Robert and Dunia for their past contributions and for their roles in planning and implementing the spin-off transaction.

Long-Term Equity Incentive Compensation.  The Company awards long-term equity incentive grants, or LTI compensation, to executive officers as part of its overall compensation package. These awards are designed to offer competitive compensation that encourages the retention and motivation of key executives, and rewards them based upon market-driven results. The ECP provides the Committee with discretion to require performance-based standards to be met before awards vest. Generally, the Committee determines each executive officer’s intended annual LTI compensation value, and then determines the allocation of the LTI compensation award among three types of equity instruments available under the ECP: stock options, time-based RSUs, referred to as TBRSUs, and performance-related RSUs, referred to as PBRSUs. The types of LTI equity awards described below are designed to meet its compensation objectives in three ways. First, stock options encourage and reward strong stock price performance, thus aligning the executive’s interests with those of shareholders. Second, PBRSUs reward the achievement of the Company’s cumulative annual financial performance goals. Finally, TBRSUs encourage executives to remain with the Company and to focus on its long-term success.

Stock Option Awards.  No stock option awards were made to the Company’s named executive officers during 2007. Generally, stock option awards are granted for shares of Belo Series B common stock at an exercise price equal to the closing market price of Belo’s Series A common stock on the date of grant. Option awards vest 40% on the first anniversary of the date of grant, an additional 30% on the second anniversary, and the remaining 30% on the third anniversary of the date of grant. All options expire on the tenth anniversary of the date of grant. The amounts in the Summary Compensation Table, under the column “Option Awards,” include the accounting expense recognized in 2007 by the Company in accordance with FAS 123R for prior year option grants to the named executive officers. See also the “Option Exercises and Stock Vested in 2007” table on page 41 for the amounts realized by the named executive officers from option exercises in 2007.

Time-Based Restricted Stock Unit Awards.  TBRSUs awarded to ECP participants, including executive officers, are based on continued employment with the Company and vest at the end of a three-year period. The Committee believes that the three-year cliff vesting feature of the TBRSUs optimizes their retention effect, and because the ultimate value of the award depends on Belo’s stock price, aligns the recipient’s interest with the maximization of shareholder value. TBRSU awards made to executive officers are granted out of a performance incentive pool amount set for each executive, as discussed previously. These awards are generally made in February of the year following the performance period when the Company’s financial results for the prior fiscal year can be determined, the incentive pool amount established, and individual performance considerations can be assessed. However, this past year TBRSU awards were made in December rather than February, in light of the spin-off transaction.

Performance-Related Restricted Stock Unit Awards.  PBRSUs may be awarded to ECP participants, including executive officers. These awards are earned based upon the same performance criteria, financial performance achievement levels, and payout levels established annually for short-term cash incentives. After the actual number of PBRSUs earned is determined following the close of the fiscal year, the PBRSUs vest at a rate of 33 1/3% per year over a three-year period.

December 2006 Grants.  In December 2006, the Committee made certain LTI compensation grants in the form of PBRSUs to be earned based on 2007 financial performance. The amount of the award earned was determined in February 2008 when actual 2007 financial performance was determined. The Committee strove to set LTI compensation levels near the median of the Towers Perrin General Survey. That survey data is presented in terms of a multiple of an ECP participant’s (including executive officers) base salary. The resulting LTI compensation recommendations at the median level for executive officers other than Robert Decherd were then provided to Robert and Marian Spitzberg for their review and consideration. Based on their review of the information available for each of the executive officers, and after consideration of retention and succession planning issues and the performance and potential of each individual, an LTI compensation recommendation for each executive officer was prepared for the Committee’s review and approval. These recommendations were at or only slightly above the median. Hewitt, the Committee’s then-current compensation consultant, determined that 2007 survey data for Robert Decherd’s long-term compensation had perceived limitations because the survey-indicated median levels appeared to deviate substantially from historical market trends, and would have resulted in an award recommendation significantly above prior year percentage increases. As a result, the LTI compensation level for Robert indicated in December 2006 was provided to the Committee without any recommended upward adjustment from his award level for the previous year, which was approximately at the median level at the time of the award in December 2005.

The Committee determined that one-half of the median-level LTI compensation would be awarded in the form of PBRSUs as follows: Dunia Shive — 29,250, Dennis Williamson — 24,460, Guy Kerr — 21,270 and Marian Spitzberg — 11,700. These target level awards were subject to 2007 financial performance criteria as established by the Committee. The remaining one-half of the recommended LTI compensation was reserved for awards of TBRSUs that were made in February 2007 in recognition of final 2006 performance. Robert Decherd’s LTI compensation, which was equivalent to the previous year’s market median, was divided into thirds: 157,320 options awarded for 2006 performance, 52,440 PBRSUs to be earned in 2007 and the remaining one-third in the form of

TBRSUs awarded in February 2007, also in recognition of final 2006 performance. See discussion of February 2007 TBRSU Grants below.

February 2007 TBRSU Grants.  In February 2007, the Committee made LTI compensation awards in the form of TBRSUs based on a review of actual 2006 financial performance using the median-level LTI recommendations previously approved by the Committee in December 2006. The grant date fair value of these awards is reported under the column “Grant Date Fair Value of Stock and Option Awards” in the “Grants of Plan-Based Awards in 2007” table. Additionally, the amounts in the Summary Compensation Table, under the column “Stock Awards,” include the accounting expense recognized in 2007 by the Company in accordance with FAS 123R for these TBRSU awards.

December 2007 Grants.  In December 2007, in light of the impending spin-off, the Committee made LTI compensation awards to the executive officers and to certain other officers of the Company, including those who would become executive officers of A. H. Belo. To emphasize the importance of retaining these executives in the smaller post-spin company in a changing business environment, and to encourage focus on the Company’s business goals during the transition period following the spin-off, the Committee determined that the December 2007 LTI compensation awards would be made in the form of TBRSUs. Because a large portion of the ultimate value of the LTI compensation awards depends upon the performance of Belo common stock, the interests of the executive officers are aligned with the financial interests of Belo’s shareholders. A portion of the ultimate value of LTI awards will also depend upon the stock price of A. H. Belo to the extent awards were subject to the distribution of A. H. Belo common stock at the time of the spin-off.

The Committee made recommendations for LTI compensation levels in December 2007 through the matching of the positions of Belo’s executives with data for similar positions in companies the size of Belo prior to the spin-off. The data for the named executives was obtained primarily from the Proxy Study with information presented on median-level and 75th percentile grants. Recommendations for the December 2007 LTI awards were presented to the Committee for each of the named executives that were at or above the median level. Actual awards were between the 50th and 75th percentile, except for Guy Kerr who was slightly above the 75th percentile. These above median awards were considered appropriate in light of each executive officer’s performance and substantial role in the spin-off. The Committee awarded a total of 362,210 TBRSUs to the named executive officers under the ECP based upon 2007 performance. The grant date fair value of these awards is reported under the column “Grant Date Fair Value of Stock and Option Awards” in the “Grants of Plan-Based Awards in 2007” table. The Committee currently does not intend to make additional grants of LTI awards to recipients of December 2007 LTI awards, including the named executive officers staying with Belo after the spin-off, until December 2008.

The Company did not make any grants of PBRSUs to the named executive officers during 2007 in respect of 2008 financial performance in light of the spin-off.

February 2008 Grants.  In February 2008, the Company assessed the December 2006 target grant of PBRSUs against 2007 financial performance and PBRSUs were paid to the named executive officers at 100% of target. The amounts in the Summary Compensation Table, under the column “Stock Awards,” include the accounting expense recognized in 2007 by the Company in accordance with FAS 123R for PBRSU awards to the named executive officers.

Retirement Benefits.  Through March 31, 2007, the Company offered pension benefits to certain employees through its tax qualified Pension Plan. Effective March 31, 2007, the Pension Plan was frozen and all affected employees were provided with transition benefits, including the granting of five years of additional credited service. In addition, the Company had maintained the Belo Supplemental Executive Retirement Plan, or SERP, for key executives approved by the Committee, including the named executive officers. The Company’s SERP is an account-balance plan, and does not guarantee a specific benefit amount to participants. The primary purpose of the SERP has been to provide retirement benefits to key executives that are intended to restore retirement benefits restricted by IRS limits on qualified plans, such as the Pension Plan and the Belo Savings Plan (401(k) Plan) in which our executive officers also participate. In December 2007, the Committee and the Company’s Board of Directors approved the distribution of amounts in the SERP accounts to all participants, including the named executive officers, and the suspension of contributions to the SERP to permit the Company to determine the suitability of the SERP to Belo’s compensation objectives following the spin-off. Through 2007, the Company made annual contributions to the SERP on behalf of each of the named executive officers. For additional discussion of the Pension Plan and the SERP, see “Post-Employment Benefits — Pension Plan” and “Non-Qualified Deferred Compensation — Supplemental Executive Retirement Plan” below.

Change in Control and Severance Benefits

Change In Control Severance Plan.  The Company does not presently have any individual employment severance agreements with executive officers. However, effective October 1, 2007, following a review performed by Mercer of change in control severance plans at peer media companies and based on general industry data, the Committee recommended and Belo’s Board adopted a Change in Control Severance Plan (the “Severance Plan”). In July 2007, at the Committee’s direction, Mercer presented a summary of market practices regarding severance programs related to the termination of employment upon a change in control. The presentation included information on change in control programs at the eleven peer companies in the Proxy Study. General industry data was obtained from the Mercer 350 study, a study of compensation trends and market practices conducted for The Wall Street Journal that analyzes 350 of the largest United States public companies with median 2006 revenue of $7.9 billion. The study indicated that change in control arrangements are common and are generally viewed as an important tool for attracting and retaining executive talent. Over 70 percent of the companies in each group provide participation in change in control plans to key executives. The Committee directed Mercer to recommend a change in control plan that would be appropriate for the Company, given its industry and size. Belo’s plan was adopted in light of media industry consolidation, including a number of notable industry mergers, in order to promote executive retention and reduce the level of uncertainty and distraction that is likely to result from a change in control or potential change in control of Belo. Belo does not design its other elements of compensation in anticipation of a change in control, but instead change in control payments are designed to provide security to executives in the event of job loss in a triggering transaction.

At its September 2007 meeting, the Committee reviewed the proposed plan and determined that payment and benefit levels were appropriate in light of survey data for media companies the size of the Company following the spin-off. The severance multiples for participants in the Severance Plan are in the range of typical multiples of plans surveyed by Mercer. It also determined that a variation of .5 in severance multiples between each category of covered individuals was appropriate to acknowledge the distinctions in responsibility and experience among them. The Severance Plan provides for severance benefits for designated participants. The initial participants, as designated by the Compensation Committee, are the executive officers of Belo, including the Company’s continuing named executive officers. Additional participants may be designated by the Committee from time to time. The triggering change in control events under the Severance Plan are similar to those described below in reference to the ECP change in control benefits.

Participants in the Severance Plan are approved by the Committee and are entitled to benefits upon termination of employment within 24 months of a change in control of Belo if their termination is (i) involuntary other than for “cause” as defined in the Severance Plan or (ii) voluntary for “good reason” as defined in the Severance Plan. In addition, a participant may voluntarily terminate employment for any reason or without reason during the 30-day period immediately following the first anniversary of a change in control and be entitled to receive payments and benefits under the Severance Plan. The triggering of severance benefits upon the occurrence of both a change in control and termination of employment is a common feature of change in control benefits surveyed. Belo also believes that the ability of a participant to trigger change in control benefits during the one-month period following the first anniversary of a change in control assures continuity of senior management by giving senior executives an incentive to stay following a change in control, knowing that they will not experience a loss of severance benefits should there be incompatibility with new management. Upon such termination, a participant will receive his or her base salary in effect at the time of change in control, plus the greater of (i) current target bonus in effect prior to the change in control or (ii) actual bonus (defined as the average of the last three years’ bonus payments), multiplied by the severance multiple set forth below:

Position	Severance Multiple

Chief Executive Officer	3.0
Members of the Company’s Management Committee (other than Chief Executive Officer)	2.5
Executive Vice Presidents and Senior Vice Presidents (other than Management Committee members)	2.0
Vice Presidents	1.5

In addition, a participant will receive a cash payment in lieu of (1) employer-provided contributions to the Belo Savings Plan and the Pension Transition Supplement Plan for a number of years equal to the participant’s severance multiple; (2) employer cost of medical and dental benefits in excess of employee premiums for a number of years equal to the participant’s severance multiple; and (3) reimbursement for employment outplacement services up to $25,000 and legal expenses incurred to enforce the participant’s rights under the Severance Plan. If all or a portion of any payment or distribution by Belo under the Severance Plan is subject to excise tax, Belo will make a gross-up payment to the terminated employee.

ECP Change in Control Benefits.  Compensation and benefits under the Company’s ECP may also be affected by a change in control of the Company. Generally under the ECP, a change in control event means the first of the following to occur, unless the Board has adopted a resolution stipulating that such event will not constitute a change in control for purposes of the ECP:

•	Commencement or public announcement of a tender offer for all or any part of the Company’s common stock;

•	Acquisition of more than 30% of all shares of Company common stock;

•	Shareholder approval of a merger in which the Company does not survive as an independent public company;

•	Shareholder approval of a sale or disposition of all or substantially all of the Company’s assets; or

•	Specified changes in the majority composition of the Company’s Board.

Following a change in control, ECP bonuses are paid in full at the higher of target or forecasted full-year results in the year of the change in control; stock options held by management, including sales executives and non-employee directors, become fully vested and are immediately exercisable; TBRSUs vest and are payable in full immediately; and PBRSUs vest at the higher of target or forecasted full-year results in the year of the change in control; and all vested units are payable in full immediately.

Pension Transition Supplement Restoration Plan.  Effective April 1, 2007, the Company adopted the Pension Transition Supplement Restoration Plan, or the Restoration Plan, as a non-qualified plan, to provide the portion of PTS Plan benefit that cannot be provided under the PTS Plan because of Code limitations on the amount of qualified plan benefits. Generally under the Restoration Plan, a change in control will occur on the date that:

•	any person or group acquires more than 50% of the total fair market value or total voting power of Belo Stock;

•	any person or group acquires 30% or more of the total voting power of Belo stock;

•	a majority of the members of Belo’s Board are replaced during any 12-month period by persons not appointed or endorsed by a majority of Belo’s Board prior to the date of such appointment or election; or

•	any person or group acquires Belo assets having a total gross fair market value of 40% or more of the total gross fair market value of all Belo assets.

Upon the occurrence of a change in control, the Compensation Committee has the right, but not the obligation, to terminate the Restoration Plan and distribute the entire balance of participants’ accounts to the participants. Since there were zero account balances in the Restoration Plan as of December 31, 2007, no benefits are listed in the “Non-Qualified Deferred Compensation for 2007” table.

Other.  Also, upon a change in control, the trust that held assets to fund SERP benefits would have become irrevocable and, subject to the prior claims of Belo’s creditors, the assets of the trust may not be recovered by Belo until all SERP benefits have been paid. Because all Pension Plan participants are fully vested in their benefits under that plan, a change in control would have no effect upon participants’ benefits under the Pension Plan. In addition, the ECP provides for accelerated vesting of equity awards for terminating employees who meet the criteria for early retirement (age 55 or more with three years service). Except in connection with the recently adopted Severance Plan, our named executive officers do not receive tax “gross up” payments to compensate them for taxes incurred as a result of payments or benefits received in connection with a change in control or termination of employment.

The spin-off of A. H. Belo was not a change in control under the Belo plans. In addition to the change in control provisions in these plans discussed above, the Company has general severance guidelines that may or may not be followed in any particular instance when an executive officer leaves the Company. These guidelines do not entitle executive officers to any specific severance benefit or amount of benefit in the event of termination of employment with the Company. For additional discussion, see “Termination of Employment and Change in Control Arrangements” and the “Potential Payments on Termination or Change in Control at December 31, 2007” table, below.

Compensation Committee Interlocks and Insider Participation

Judy Craven (Chair), Larry Hirsch and Lloyd Ward served as members of the Compensation Committee during 2007. No member of the Compensation Committee during 2007 was a current or former officer or employee of Belo or had any relationship with Belo requiring disclosure under the caption “Director Compensation — Certain Relationships.” None of Belo’s executive officers served as a director or as a member of the compensation committee (or other committee serving an equivalent function) of any other entity that had an executive officer serving as a director or as a member of Belo’s Compensation Committee during 2007.

Compensation Committee Report

In accordance with its written charter adopted by our Board, the Compensation Committee has oversight of the Company’s overall compensation structure, policies and programs. In exercising its oversight responsibility, the Committee has retained a compensation consultant to advise the Committee regarding market and general compensation trends.

The Committee, after consultation with its compensation consultant, has reviewed and discussed the Compensation Discussion and Analysis with management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE

Judith L. Craven, M.D., M.P.H., Chair
Henry P. Becton, Jr.
Wayne R. Sanders
William T. Solomon
M. Anne Szostak
Lloyd D. Ward

SUMMARY COMPENSATION TABLE

The following information summarizes annual and long-term compensation awarded to, earned by or paid to Belo’s principal executive officer, principal financial officer and its three other most highly-paid executive officers (the “named executive officers”) for services in all capacities to Belo for the years ended December 31, 2007 and 2006, respectively.

Summary Compensation Table
							Change in
							Pension
							Value and
							Non-
						Non-Equity	qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
Name and		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert W. Decherd	2007	$985,000	$2,113,500	$4,967,189	$503,115	$886,500	$174,230	$574,892	$10,204,426
Chairman of the Board and Chief Executive Officer	2006	$925,000	$11,300	$1,499,519	$1,873,307	$1,088,700	$52,722	$288,945	$5,739,493

Dennis A. Williamson	2007	$525,000	$158,700	$1,864,952	$138,817	$341,300	$110,545	$149,121	$3,288,435
Executive Vice President/Chief Financial Officer	2006	$500,000	$2,600	$343,977	$290,102	$392,400	$57,075	$144,456	$1,730,610

Dunia A. Shive	2007	$600,000	$150,000	$718,850	$191,045	$450,000	$—	$61,152	$2,171,047
President and Chief Operating Officer	2006	$535,000	$20,200	$271,823	$400,877	$454,800	$—	$60,827	$1,743,527

Guy H. Kerr	2007	$470,000	$266,500	$1,239,784	$130,425	$258,500	$75,981	$47,837	$2,489,027
Executive Vice President/Law and Government and Secretary	2006	$450,000	$700	$177,705	$271,566	$294,300	$20,154	$43,172	$1,257,597

Marian Spitzberg	2007	$365,000	$99,200	$888,176	$101,911	$200,800	$100,899	$52,986	$1,808,972
Senior Vice President/Human Resources	2006	$350,000	$1,100	$193,199	$231,492	$228,900	$41,942	$48,321	$1,094,954

(1)	The amounts in column (d) for 2007 represent special bonuses in excess of amounts earned under the ECP in recognition of each executive’s role in helping formulate and manage the spin-off transaction. For 2006, the amounts in column (d) represent the portion of the cash incentive award that was in excess of the ECP formula due to a rounding upward of the named executive officer’s award. Dunia Shive’s 2006 amount also reflects her promotion to president and Chief Operating Officer.

(2)	The amounts in columns (e) and (f) reflect accounting expense recognized in 2006 and 2007 for all outstanding share-based compensation issued in the form of TBRSUs, PBRSUs and stock options. The amounts reported in columns (e) and (f) above were recognized according to the rules of Statement of Financial Accounting Standard Number 123 as Revised (“FAS 123R”), which requires recognition of the fair value of stock-based compensation over the appropriate vesting period for the award. Expense amounts in column (e), Stock Awards, include dividend equivalents, but exclude risk of forfeiture assumptions for purposes of this disclosure. Plan provisions provide for accelerated vesting of equity awards for terminating employees that meet the criteria for early retirement (age 55 or more with three years of service). Therefore, under FAS 123R, expense for equity awards for employees that meet the early retirement criteria must be fully recognized in the year of the award. Robert Decherd, Dennis Williamson, Guy Kerr and Marian Spitzberg meet these criteria.

The grant date fair value of stock awards in 2007 is presented in the “Grants of Plan-Based Awards in 2007” table. There were no stock option awards in 2007. For additional discussion on assumptions made in determining the grant date fair value of share-based awards, see also Note 4 “Long-Term Incentive Plan” of the Company’s Notes to Consolidated Financial Statements for the year ended December 31, 2007, filed on Form 10-K.

(3)	Amounts in column (g) above were paid in February 2008 in respect of 2007 performance relative to financial performance targets and goals. The Company does not allow for the deferral of any amounts earned by its executives outside of the Belo Savings Plan, a qualified 401(k) plan available to all employees. For further discussion of non-equity incentive compensation, see “Compensation Discussion and Analysis” on page 24 of this proxy statement.

(4)	The amounts indicated in column (h) are comprised of the increase in pension value for each named executive officer for the years ended December 31, 2006 and 2007. The changes in the pension value for Dunia Shive for 2007 compared to 2006 and 2006 compared to 2005 were decreases of $5,102 and $501, respectively. However, column (h) includes a value of $0 in both years for purposes of this disclosure. Changes in pension value for the year ended December 31, 2007, reflect the addition of 5 years of service credit and the freeze of all pension benefits effective March 31, 2007. For further discussion, see “Pension Benefits at December 31, 2007” on page 42 of this proxy statement.

(5)	For 2006 and 2007, Belo contributed the following amounts to the Belo Savings Plan and the Belo Supplemental Executive Retirement Plan (“SERP”), which amounts are included in column (i):

		Belo Savings Plan	SERP
Name	Year	Contribution	Contribution
		(a)	(b)

Robert W. Decherd	2007	$11,925	$541,754
	2006	$7,260	$271,055
Dennis A. Williamson	2007	$11,925	$137,196
	2006	$7,260	$137,196
Dunia A. Shive	2007	$14,625	$46,527
	2006	$14,300	$46,527
Guy H. Kerr	2007	$11,925	$35,912
	2006	$7,260	$35,912
Marian Spitzberg	2007	$11,925	$41,061
	2006	$7,260	$41,061

Beginning in 2000, the Belo Savings Plan contribution for Dunia Shive includes an enhanced 401(k) benefit, which she elected in lieu of continuing participation in Belo’s pension plan. See also the “Pension Benefits at December 31, 2007” table below.

The SERP contributions for Robert Decherd indicated above include make-up contributions of $360,932 for 2007 and $90,233 for 2006 that are attributable to his previous participation in the Company’s Management Security Plan (“MSP”), which was terminated December 31, 1999. Of the 2007 make-up amount, $270,699 is attributable to an acceleration of benefits scheduled to have been made in 2009, 2010 and 2011. However, in light of the Company’s decision to suspend the SERP effective January 1, 2008, these future contributions were made in January 2008 prior to the SERP account distribution. For more information, see “Non-Qualified Deferred Compensation for 2007” on page 44 of this proxy statement.

Additionally, amounts in the All Other Compensation column (i) include $8,760 and $7,420 for life insurance purchased for Robert in 2007 and 2006, respectively, and $12,453 and $3,210 for tax gross-ups in 2007 and 2006, respectively. Of these amounts, $3,520 is related to the life insurance mentioned previously and $8,933 relates to Belo’s MSP make-up contribution to the SERP in 2007. The 2006 tax gross-ups for life insurance and MSP make-up contributions were $2,982 and $2,233, respectively.

The total value of executive perquisites and personal benefits did not exceed $10,000 for any named executive officer.

The following table summarizes cash-based and equity awards that were granted under the ECP during 2007.

Grants of Plan-Based Awards in 2007
Type of Award:
		Estimated Future Payouts			All other Stock
		Under Non-Equity			Awards:
		Incentive Plan Awards(1)			Number of	Grant Date
					Shares	Fair Value
					of Stock	of Stock
	Grant	Threshold	Target	Maximum	or Units	Awards
Name	Date	($)	($)	($)	(#)(2)	($)(3)
(a)	(b)	(c)	(d)	(e)	(i)	(l)

Robert W. Decherd(4)	2/28/2007	—	—	—	50,920	$948,640
	12/7/2007	$72,000	$720,000	$1,440,000	157,640	$2,619,977
Dennis A. Williamson	2/28/2007	—	—	—	23,750	$442,463
	12/7/2007	$35,165	$351,650	$703,300	51,140	$849,947
Dunia A. Shive	2/28/2007	—	—	—	28,400	$529,092
	12/7/2007	$65,875	$658,750	$1,317,500	87,240	$1,449,929
Guy H. Kerr	2/28/2007	—	—	—	20,650	$384,710
	12/7/2007	$27,500	$275,000	$550,000	42,120	$700,034
Marian Spitzberg	2/28/2007	—	—	—	11,360	$211,637
	12/7/2007	$20,075	$200,750	$401,500	24,070	$400,043

(1)	The estimated future payouts under non-equity incentive plan awards are subject to a performance period that begins on January 1, 2008 and ends on December 31, 2008. The target amounts indicated in the table represent an established percentage of the executive’s stated annual base salary, with the actual range of award starting at 10% of the target for threshold level performance up to 200% of the target award for performance that is at or above the maximum level of performance. Performance criteria are based upon reported earnings per share for Belo Corp., as adjusted for significant or unusual events or circumstances that are deemed to be excludable based upon the Compensation Committee’s discretion. Non-equity incentive awards in the form of cash bonuses are generally paid in the first quarter of the year following the performance period, subject to approval or certification of performance achievement by the Compensation Committee.

(2)	The TBRSUs awarded February 28, 2007 are in recognition of 2006 performance. Following the conclusion of the fiscal year ending December 31, 2006, the financial performance of Belo was evaluated and an incentive pool was established for providing incentive compensation to the named executive officers, including TBRSUs. The TBRSUs approved by the Compensation Committee for each executive are subject to a vesting period that ends on the date of the annual earnings release for the year ending December 31, 2009. The TBRSUs awarded December 7, 2007 are in recognition of each executives’ performance for the year ending December 31, 2007. These awards will vest after approximately three years on the date of the annual earnings release for the year ending December 31, 2010. All TBRSUs are eligible for dividend equivalents in such amounts and such frequency as those declared on Belo Series A common stock. For additional discussion, see “Compensation Discussion and Analysis” on page 24 of this proxy statement.

(3)	The fair value estimates indicated above do not include any adjustments for risk of forfeiture. The fair value for the TBRSUs awarded February 28, 2007 is based on the closing market price of Belo Series A common stock on that date, which was $18.63. The fair value of the TBRSUs awarded December 7, 2007 uses the closing market price for a share of Belo Series A common stock on the grant date of $16.62. For additional discussion, see “Compensation Discussion and Analysis” on page 24 of this proxy statement.

(4)	Effective with the spin-off of A. H. Belo, Robert Decherd became the chief executive officer of A. H. Belo. Consequently, he will not be entitled to receive the entirety of any non-equity incentive plan awards granted by the Company on December 7, 2007, but will be entitled to receive all of the TBRSUs granted on February 28, 2007 and December 7, 2007, subject to additional vesting requirements, principally continued employment with A. H. Belo.

For 2007, the proportion of equity-based compensation in relation to total compensation, excluding changes in pension value and above-market interest from non-qualified deferred compensation plans, for each of the named executive officers was as follows: Robert Decherd 55%; Dennis Williamson 63%; Dunia Shive 42%; Guy Kerr 57%; and Marian Spitzberg 58%. See “Compensation Discussion and Analysis” on page 24 of this proxy statement for a discussion of all components of total direct compensation and objectives for each element, both cash and equity-based awards.

Equity Holdings and Value Realization

The following table contains information on all equity awards that were outstanding as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End 2007
	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value
	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Option		Stock	Units of Stock
	Options (#)	Options (#)	Exercise	Option	That Have	That Have Not
	Exercisable	Unexercisable	Price	Expiration	Not Vested	Vested
Name	(1)	(1)	($)	Date	#(2)	($)(3)
(a)	(b)	(c)	(e)	(f)	(g)	(h)

Robert W. Decherd	62,928	94,392	$18.09	12/13/2016	32,692	$570,148
	78,400	33,600	$21.62	12/09/2015	59,500	$1,037,680
	200,000		$25.20	12/03/2014	52,440	$914,554
	200,000		$27.94	12/05/2013	50,920	$888,045
	200,000		$21.59	12/06/2012	157,640	$2,749,242
	410,000		$17.88	11/30/2011
	332,136		$17.31	12/01/2010
	340,000		$19.13	12/16/2009
	200,000		$17.75	12/16/2008

Dennis A. Williamson	18,900	8,100	$21.62	12/09/2015	8,718	$152,042
	60,000		$25.20	12/03/2014	13,100	$228,464
	50,000		$27.94	12/05/2013	24,460	$426,582
	36,000		$21.59	12/06/2012	23,750	$414,200
	50,000		$17.88	11/30/2011	51,140	$891,882
	50,000		$17.31	12/01/2010
	43,000		$19.13	12/16/2009
	23,000		$17.75	12/16/2008

Dunia A. Shive	21,000	9,000	$21.62	12/09/2015	13,077	$228,063
	85,000		$25.20	12/03/2014	25,000	$436,000
	75,000		$27.94	12/05/2013	29,250	$510,120
	76,000		$21.59	12/06/2012	28,400	$495,296
	109,000		$17.88	11/30/2011	87,240	$1,521,466
	100,000		$17.31	12/01/2010
	77,000		$19.13	12/16/2009
	32,500		$17.75	12/16/2008

Guy H. Kerr	16,100	6,900	$21.62	12/09/2015	6,974	$121,627
	55,000		$25.20	12/03/2014	12,150	$211,896
	50,000		$27.94	12/05/2013	21,270	$370,949
	53,000		$21.59	12/06/2012	20,650	$360,136
	80,000		$17.88	11/30/2011	42,120	$734,573
	75,000		$17.31	12/01/2010
	55,000		$16.56	06/16/2010

Marian Spitzberg	10,500	4,500	$21.62	12/09/2015	4,359	$76,021
	50,000		$25.20	12/03/2014	7,600	$132,544
	45,000		$27.94	12/05/2013	11,700	$204,048
	43,000		$21.59	12/06/2012	11,360	$198,118
	65,000		$17.88	11/30/2011	24,070	$419,781
	35,000		$17.31	12/01/2010
	37,000		$19.13	12/16/2009

(1)	Vesting dates for each outstanding option award for the named executive officers are:

		Robert W.	Dennis A.	Dunia A.	Guy H.	Marian
Vesting Date	Exercise Price	Decherd	Williamson	Shive	Kerr	Spitzberg

December 9, 2008	$21.62	33,600	8,100	9,000	6,900	4,500
December 13, 2008	$18.09	47,196	—	—	—	—
December 13, 2009	$18.09	47,196	—	—	—	—

All stock options become exercisable in increments of 40% after one year and 30% after each of years two and three. Upon the occurrence of a change in control (as defined in the plan), all of the options become immediately exercisable, unless the Board of Directors has adopted resolutions making the acceleration provisions inoperative (or does so promptly following such occurrence). See also footnote (2) of the Summary Compensation Table on page 36 of this proxy statement regarding vesting upon early retirement.

(2)	The amounts in column (g) reflect unvested TBRSUs and PBRSUs, respectively, that have been earned as of December 31, 2007, but which remain subject to additional vesting requirements that depend upon the executive’s continued employment with the Company, or in the case of Robert Decherd, continued employment with A. H. Belo.

Scheduled vesting of all outstanding RSU awards for each of the named executive officers is as follows:

		Robert W.	Dennis A.	Dunia A.	Guy H.	Marian
Vesting Date	Award Type	Decherd	Williamson	Shive	Kerr	Spitzberg

February 13, 2008	2005 PBRSU	16,346	4,359	6,538	3,487	2,179
February 26, 2008	2006 PBRSU	17,480	8,153	9,750	7,090	3,900
February 1, 2009*	2005 PBRSU	16,346	4,359	6,539	3,487	2,180
February 1, 2009*	2005 TBRSU	59,500	13,100	25,000	12,150	7,600
February 1, 2009*	2006 PBRSU	17,480	8,153	9,750	7,090	3,900
February 1, 2010*	2006 PBRSU	17,480	8,154	9,750	7,090	3,900
February 1, 2010*	2006 TBRSU	50,920	23,750	28,400	20,650	11,360
February 1, 2011*	2007 TBRSU	157,640	51,140	87,240	42,120	24,070

*	February 1 is used as a projected earnings release date for purposes of this disclosure. Actual vesting date is the earnings release date for the previous completed fiscal year ending December 31. See also footnote (2) to the Summary Compensation Table on page 36 regarding vesting upon early retirement.

(3)	The market value at year-end for outstanding awards still subject to vesting is based on the closing market price of a share of Belo Series A common stock for the year ended December 31, 2007 of $17.44.

The following table presents information on amounts realized from options that were exercised and stock awards vested during the 2007 fiscal year.

Option Exercises and Stock Vested in 2007
	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)(1)	(d)	(e)(2)

Robert W. Decherd	77,864	$234,176	16,346	$305,997
Dennis A. Williamson	—	—	4,359	$81,600
Dunia A. Shive	—	—	6,538	$122,391
Guy H. Kerr	—	—	3,487	$65,277
Marian Spitzberg	46,500	$219,976	2,179	$40,791

(1)	The value realized upon the exercise of stock option awards is equal to the difference between the market value of Belo Series A common stock at the time of exercise and the stock option exercise price, multiplied by the number of shares acquired upon exercise of the stock option.

(2)	The value realized upon vesting of PBRSUs is equal to the number of units vesting times the closing market price of a share of Belo Series A common stock on the February 27, 2007 vesting date, which was $18.72. The vested stock awards represent the first third of the December 2005 PBRSU award.

Post-Employment Benefits

Pension Plan.  Through March 31, 2007, Belo offered pension benefits to certain employees through its tax-qualified pension plan, The G. B. Dealey Retirement Pension Plan (the “Pension Plan”). Until July 1, 2000, this non-contributory pension plan was available to substantially all Belo employees who had completed one year of service and had reached 21 years of age as of June 30, 2000. The Pension Plan was amended effective July 1, 2000. As a result, new or rehired employees were not eligible to participate in the Pension Plan and individuals who were participants or eligible to become participants prior to July 1, 2000, were offered an election to either (1) remain eligible to participate in and accrue benefits under the Pension Plan, or (2) cease accruing benefits under the Pension Plan effective June 30, 2000. Those employees who elected to cease accruing benefits under the Pension Plan became eligible for enhanced benefits under the Belo Savings Plan, a tax-qualified defined contribution plan. Dunia made an election effective July 1, 2000 to cease accruing additional pension benefits, thereby becoming eligible for enhanced participation in the Belo Savings Plan. Effective March 31, 2007, the Pension Plan was frozen and all affected employees were provided with transition benefits including the granting of five years of additional credited service and the payment of pension transition supplements over a period of five additional years, provided the participant remains employed by Belo or A. H. Belo for the five-year period. Each of the named executive officers, with the exception of Dunia, were participants in the Pension Plan at the time of the freeze and received such transition benefits. In addition, beginning April 1, 2007, these executives, along with all other former Pension Plan participants who remained active employees with Belo, became eligible for increased matching and profit sharing contributions by the Company under the Belo Savings Plan, a qualified 401(k) plan maintained for substantially all Belo employees.

The Pension Plan provides for the payment of a monthly retirement benefit based on credited years of service and the average of five consecutive years of highest annual compensation out of the ten most recent calendar years of employment referred to as “final monthly compensation.” The formula for determining an individual participant’s benefit is as follows: 1.1% times final monthly compensation times years of credited service plus .35% times final monthly compensation in excess of covered compensation times years of credited service (up to 35 years). Compensation covered under the Pension Plan includes regular pay plus overtime, bonuses, commissions, and any contribution made by the Company on behalf of an employee pursuant to a deferral election under any benefit plan containing a cash or deferred arrangement. Covered compensation excludes certain non-cash earnings and Belo matching contributions to the Belo Savings Plan. A participant’s interest in the Pension Plan ordinarily becomes fully vested upon completion of five years of credited service, or upon attainment of age 62, whichever first occurs. However, as a result of the plan amendment described above, any participant employed by Belo on July 1, 2000 is fully vested without regard to years of service or the age of the participant. Retirement benefits under the pension plan are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement, which may occur as early as age 55. An early retirement reduction factor, which is applied to the participant’s normal age 65 monthly benefit, is based on the participant’s Social Security normal retirement age. The percentage reduction factor is the sum of 3.33% times the number of years of payment between ages 55 and 60 increased for each year the Social Security normal retirement age exceeds age 65, plus 6.67% times the number of years between ages 60 and 65 decreased for each year the Social Security normal retirement age exceeds age 65. For example, a participant with a Social Security normal retirement age of 67 who elects to begin receiving pension benefits at age 57 would have a reduction factor of 36.7%. The Pension Plan also provides for the payment of death benefits. The covered compensation of the named executive officers who are participants in the Pension Plan is comprised of base salary and cash incentive compensation received, up to a limit of $225,000 for all participants in 2007.

The table below presents the present value of each named executive officer’s benefit under the Pension Plan at age 65, based upon credited years of service and covered compensation as of December 31, 2007. Credited years of service includes the additional five years awarded to all active participants in the Pension Plan as of the date the Plan was frozen on March 31, 2007. Each of the named executive officers, except Dunia Shive, received this five year credit. For the Pension Plan, Belo uses a December 31 measurement date for financial reporting purposes with respect to the Company’s audited financial statements for the fiscal year ending December 31, 2007.

Pension Transition Supplement Plan.  Effective April 1, 2007, the Belo Board adopted the Pension Transition Supplement Plan, or PTS Plan. The PTS Plan was adopted to provide those employees who participated in the Pension Plan and were affected by the Pension Plan freeze a supplemental benefit designed to replace a portion of the pension benefit they would have earned had the Pension Plan not been frozen. The PTS Plan is an account balance plan that is intended to qualify under the provisions of Section 401(a) of the Code.

Pension Benefits at December 31, 2007
		Number of
		Years of	Present Value of
		Credited	Accumulated
Name	Plan Name	Service (#)(1)	Benefit ($)(2)
(a)	(b)	(c)	(d)

Robert W. Decherd	The G. B. Dealey Retirement Pension Plan	39	$720,466
Dennis A. Williamson	The G. B. Dealey Retirement Pension Plan	29	$602,739
Dunia A. Shive	The G. B. Dealey Retirement Pension Plan	7	$48,243
Guy H. Kerr	The G. B. Dealey Retirement Pension Plan	12	$173,401
Marian Spitzberg	The G. B. Dealey Retirement Pension Plan	20	$415,212

(1)	The number of credited years of service for Dunia Shive is less than her actual years of service with Belo based on her election effective July 1, 2000 to accept a frozen pension benefit in exchange for enhanced participation in the Belo Savings Plan. See also footnote (5) to the Summary Compensation Table for a discussion of “All Other Compensation,” including the increased Company contribution to the Belo Savings Plan for Dunia.

The Company froze benefits under the Pension Plan effective March 31, 2007, and is providing transition benefits to affected employees, including the granting of five years of additional credited service. The number of years of credited service reflected in column (c) and the present value of accumulated benefit reflected in column (d) include the 5-year credit as well as service through March 31, 2007, the date of the freeze.

Amounts indicated in column (d) do not include pension transition supplement payments that the Company funded into the PTS Plan, a qualified defined contribution retirement plan, in March 2008. These accrued payments represent additional transition benefits earned by the named executives who were active participants in the Pension Plan at the time it was frozen on March 31, 2007. Additional pension transition supplement payments will be made for the eligible named executive officers for the calendar years ending December 31, 2008 — 2011 and for the three month period from January 1, 2012 through March 31, 2012, provided the named executive officer remains a Belo or A. H. Belo employee through these dates. The anticipated 2007 contribution amounts for each of the named executive officers are as follows:

Robert W. Decherd	$12,083
Dennis A. Williamson	$11,374
Dunia A. Shive(a)	—
Guy H. Kerr	$9,551
Marian Spitzberg	$9,383

(a) Dunia Shive was not an active participant in the Pension Plan at March 31, 2007.

(2)	Belo’s pension costs and obligations are calculated using various actuarial assumptions and methodologies as prescribed under SFAS 87 — Employers’ Accounting for Pensions, as amended by SFAS 158 — Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. To assist in developing these assumptions and methodologies, Belo uses the services of an independent consulting firm. To determine the benefit obligations, the assumptions the Company uses include, but are not limited to, the selection of the discount rate and projected salary increases. For additional information regarding the valuation methodology and material assumptions used in quantifying the pension benefits, see Note 6 “Defined Benefit Pension and Other Post Retirement Plans” of the Company’s Notes to Consolidated Financial Statements for the year ended December 31, 2007, filed on Form 10-K. At December 31, 2007, Robert Decherd, Dennis Williamson and Marian Spitzberg were eligible to receive benefits under the early retirement provisions of the Pension Plan.

Non-Qualified Deferred Compensation

Pension Transition Supplement Restoration Plan.  Effective April 1, 2007, the Belo Board adopted the Restoration Plan as a non-qualified plan, to provide the portion of the PTS Plan benefit that cannot be provided under the PTS Plan because of Code limitations on the amount of qualified plan benefits. None of the executive officers had an account balance in this plan as of December 31, 2007.

Supplemental Executive Retirement Plan.  The Belo Supplemental Executive Retirement Plan (“SERP”) has provided a supplemental retirement benefit to key executives beyond the qualified retirement benefits allowed by the IRS. Federal tax law limits the amount of annual pay ($225,000 in 2007) that can be used in calculating benefits under qualified plans such as the Pension Plan and the Belo Savings Plan. Through 2007, Belo made annual contributions to the SERP on behalf of each of its executive officers; however, effective January 1, 2008, the Company suspended contributions to the SERP and authorized the distribution of all SERP benefits to participants.

The SERP was a non-qualified defined contribution plan to which Belo made annual contributions on behalf of its participants. To determine the amount of the annual Company contribution, the value of a participant’s age 65 retirement benefit using the same benefit formula as that used in the Pension Plan, was projected with and without regard to IRS limits. The value of the difference between the two projected amounts was the projected SERP benefit. Every three years, the projected SERP benefit and the annual contribution amount necessary to fund the projected SERP benefit was calculated using certain assumptions about future eligible earnings and the investment rate of return. This amount was contributed annually to a Rabbi Trust and became subject to market gains and losses. The trust remained a general asset of the Company and was subject to the claims of the Company’s creditors.

The balance in each named executive officer’s SERP account was made up of the total of Belo’s contributions plus an allocation of the investment gains and losses of the trust that held account balances. Executives with three years of continuous service with the Company were fully vested in their SERP account balance. Executives were not permitted to make contributions to the SERP. Two executive officers serve on the Pension Investment Committee that oversees the investment decisions; however, they do not directly make investment decisions with respect to their individual trust accounts.

The table below presents the allocation in the SERP for each named executive officer:

Non-Qualified Deferred Compensation for 2007
	Registrant	Aggregate
	Contributions	Earnings	Aggregate Balance
	in Last FY	in Last FY	at Last FYE
Name	($)(1)	($)	($)(2)
(a)	(c)	(d)	(f)

Robert W. Decherd	$541,754	$257,539	$4,583,214
Dennis A. Williamson	$137,196	$42,927	$810,833
Dunia A. Shive	$46,527	$55,636	$919,603
Guy H. Kerr	$35,912	$18,076	$319,576
Marian Spitzberg	$41,061	$21,088	$371,991

(1)	The contribution amounts presented in column (c) are included in column (i) “All Other Compensation” of the Summary Compensation Table on page 36 of this proxy statement.

(2)	Amounts indicated in column (f) represent each named executive officer’s allocated balance from the Belo SERP. The SERP is an account balance plan, therefore, the accumulated balance in each participant’s account is available as a lump sum distribution in the event of termination for any reason, other than “cause” as determined by the Compensation Committee. In January 2008, in anticipation of the impending spin-off transaction, the SERP was suspended and the named executive officers’ account balances were distributed in a lump sum. The aggregate balances indicated in column (f) above represent the total amounts distributed to each of the named executive officers.

Termination of Employment and Change in Control Arrangements

The following descriptions reflect the amount of compensation that would have become payable to each of the named executive officers under existing arrangements if the named executive’s employment had terminated and/or there had been a change in control on December 31, 2007, given the named executive’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These amounts are in addition to benefits that were available without regard to the occurrence of any termination of employment or change in control, including then-exercisable stock options, and benefits available generally to salaried employees.

Except as described below, at December 31, 2007, the Company did not have individual written agreements with any of the named executive officers that would provide guaranteed payments or benefits in the event of a termination of employment or a change in control. The actual amounts that would be paid upon a named executive officer’s termination of employment or a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon any such event, the actual amounts paid or distributed may be higher or lower than the amounts set forth in the table that follows. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age. As noted on page 33 herein and in our Form 8-K filed with the SEC on October 1, 2007, the circumstances that would result in benefits under the Change in Control Severance Plan include: (1) the acquisition by a person or group of 30 percent or more of the combined voting power of the Company’s voting securities (excluding voting securities held by Robert Decherd and voting securities held by any entity over which Robert Decherd has sole or shared voting power); certain changes in the membership of the Company’s board of directors that are not approved by the incumbent directors; (3) consummation of a business combination or sale of substantially all of the Company’s assets, unless immediately following such transaction the beneficial owners of shares of Belo’s common stock and other securities eligible to vote immediately prior to the transaction beneficially own more than 60 percent of the combined voting power of the voting securities of the continuing company resulting from such transaction; or (4) approval by Belo shareholders of a plan of liquidation or dissolution. In connection with any actual termination of employment, change in control or otherwise, Belo may determine to enter into or amend other agreements or arrangements that provide additional or alternative benefits that would be payable as a result of such events, as the Compensation Committee or Board determines appropriate.

The approximate value of the severance benefits available to each of the named executive officers if he or she had been terminated, or had there been a change in control, on December 31, 2007, under the 2004 Executive Compensation Plan (“ECP”) or the Belo Change in Control Severance Plan, adopted October 1, 2007, would have been as follows, based on a closing market price of $17.44 for the Company’s Series A common stock for the year ended December 31, 2007. Effective February 8, 2008, Robert Decherd became a designated participant in a similar Change in Control Severance Plan adopted by A. H. Belo and ceased participation in Belo’s Change in Control Severance Plan.

Potential Payments on Termination or Change in Control
at December 31, 2007
		Death, Disability
		or Retirement
		After Age 55
		with Three Years
Name and Description of Benefit	Change in Control	Service
(a)	(b)	(c)

Robert W. Decherd
Non-equity incentives(1)	$886,500	$—
Time-based RSUs(2)	$4,674,966	$4,674,966
Performance-related RSUs(3)	$1,484,711	$1,484,711
Change in control severance plan payments(4)	$9,023,245	$—

Total	$16,069,422	$6,159,677

Dennis A. Williamson
Non-equity incentives(1)	$341,300	$—
Time-based RSUs(2)	$1,534,546	$1,534,546
Performance-related RSUs(3)	$578,624	$578,624
Change in control severance plan payments(4)	$3,527,994	$—

Total	$5,982,464	$2,113,170

Dunia A. Shive
Non-equity incentives(1)	$450,000	$—
Time-based RSUs(2)	$2,452,762	$2,452,762
Performance-related RSUs(3)	$738,183	$738,183
Change in control severance plan payments(4)	$4,299,561	$—

Total	$7,940,506	$3,190,945

Guy H. Kerr
Non-equity incentives(1)	$258,500	$—
Time-based RSUs(2)	$1,306,605	$1,306,605
Performance-related RSUs(3)	$492,582	$492,582
Change in control severance plan payments(4)	$2,973,604	$—

Total	$5,031,291	$1,799,187

Marian Spitzberg
Non-equity incentives(1)	$200,800	$—
Time-based RSUs(2)	$750,443	$750,443
Performance-related RSUs(3)	$280,069	$280,069
Change in control severance plan payments(4)	$2,193,539	$—

Total	$3,424,851	$1,030,512

(1)	In the event of a change in control, short-term non-equity incentives (cash bonuses) are paid in a lump sum to each executive at the higher of target or actual financial performance based on current full-year forecasted results (taking into consideration actual financial performance to date). Cash bonuses are not automatically paid for executives terminating under other circumstances. See Compensation Discussion and Analysis — “Change in Control and Severance Benefits” on page 33 of this proxy statement for a discussion of change in control events under the ECP.

(2)	All unvested TBRSUs are forfeited immediately in the event an executive is terminated with or without cause or voluntarily resigns. In the event of a change in control or an executive’s retirement after age 55 with at least three years of service, qualification for long-term disability, or death, vesting of all TBRSUs is accelerated and payment is made as soon as practicable.

(3)	All unvested PBRSUs are forfeited immediately in the event an executive is terminated with or without cause or voluntarily resigns. In the event of an executive’s retirement after age 55 with at least three years of service, qualification for long-term disability, or death, vesting of all earned but unvested PBRSUs is accelerated and payment is made as soon as practicable. In the event of a change in control, unearned PBRSUs are earned and paid at the higher of target or actual financial performance based on current full-year forecasted results (taking into consideration actual financial performance to date).

(4)	Under Belo’s Change in Control Severance Plan, each designated executive is eligible for certain payments that depend on the executive’s position with Belo at the time of the change in control. As of December 31, 2007, the following multiples would have applied to each of the named executive officers’ payments under the plan had a change in control occurred: Robert Decherd, 3; Dennis Williamson, 2.5; Dunia Shive, 2.5; Guy Kerr, 2.5; and Marian Spitzberg, 2.5. These multiples are used to determine the total cash payment to be awarded to each executive, and are applied to the sum of the following components: (1) base salary in effect at the time of the change in control; (2) higher of the current target bonus in effect prior to the change in control or the average of the last three years’ bonus payments; (3) employer-provided contributions to the Belo Savings Plan and Pension Transition Supplement payments for the current year; and (4) employer cost of medical and dental benefits in excess of employee premiums. In addition to this change in control amount, the employee is also eligible for outplacement services valued at no more than $25,000, plus reimbursement for any legal fees incurred to enforce the participant’s rights under the plan. The assumptions for outplacement costs and legal fees in the table above for each executive were $25,000 and $0, respectively. To the extent the cash payment and the value related to the acceleration of vesting for outstanding equity awards exceeds 3 times the employee’s average taxable compensation earned during the five years preceding the year of the change in control, excise taxes will be assessed. If all or a portion of the distribution is subject to excise tax, Belo will make a “gross up” payment to the terminated employee. For each of the executives included in the table above, an estimated “gross up” of excise taxes has been included in the total cash payment amount. As noted above, effective February 8, 2008, Robert Decherd ceased participation in Belo’s Change in Control Severance Plan.

DIRECTOR COMPENSATION

Director Compensation for 2007

During 2007, non-employee directors on the Belo Board received an annual retainer package with a nominal value of $140,000. One-half of the Board’s annual retainer was divided between options to purchase Belo Series B common stock and time-based restricted stock units (RSUs) for Belo Series A common stock. The number of options granted was determined based on the Black-Scholes value determined for accounting purposes, and the number of RSUs granted was derived from the closing market price of Belo Series A common stock on the date of the award. Directors elected in advance to receive all or a portion of the remaining amount of their annual retainer in additional stock options for Series B common stock or in cash. Awards were made effective with the May 8 date of the 2007 Annual Shareholders Meeting.

Directors who served as committee chairs in 2007 received an additional $10,000 in cash. Belo reimburses all directors for travel expenses incurred in attending meetings. No additional fee is paid to directors for attendance at Board and committee meetings. Robert Decherd, who was an executive officer of the Company during 2007, did not receive separate compensation for Belo Board service. Effective February 8, 2008, Robert ceased being a Belo executive officer and employee, thereby qualifying for non-employee director compensation for 2008 service.

In connection with her appointment as President of Purdue University, Dr. France Córdova tendered her resignation as a Belo director as provided in the Company’s corporate governance guidelines, citing time demands and potential schedule conflicts. At its meeting held on July 27, 2007, the Board of Directors considered and accepted Dr. Córdova’s resignation.

The following table sets forth compensation for each Belo director for service as a Belo director during the year ended December 31, 2007:

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)
(a)	(b)	(c)	(d)	(h)

Henry P. Becton, Jr.	$70,000	$36,710	$32,173	$138,883
Louis E. Caldera	$70,000	$36,710	$32,173	$138,883
Douglas G. Carlston(3)	$55,243	$15,261	$15,259	$85,763
France A. Córdova, Ph.D.(4)	$70,000	$21,538	$9,445	$100,983
Judith L. Craven, M.D., M.P.H	$80,000	$36,710	$32,173	$148,883
Dealey D. Herndon	$70,000	$36,710	$32,173	$138,883
Laurence E. Hirsch	$—	$36,710	$96,514	$133,224
Wayne R. Sanders	$80,000	$36,710	$32,173	$148,883
William T. Solomon	$80,000	$36,710	$32,173	$148,883
M. Anne Szostak	$70,000	$36,710	$32,173	$138,883
Lloyd D. Ward	$70,000	$36,710	$32,173	$138,883
J. McDonald Williams	$80,000	$36,710	$32,173	$148,883

(1)	The amounts indicated in column (c) for Stock Awards are based on the accounting expense recognized by the Company under the requirements of FAS 123R, which includes dividend equivalents. Expense is recorded over the one-year vesting period for each award beginning at the time of grant, which was the date of the Annual Meeting of Shareholders on May 8, 2007. The actual grant date fair value of these awards was $34,981 for each director with the exception of Doug Carlston, who was elected to the Board of Directors effective July 26, 2007. The grant date fair value of his RSU award was $27,624. See note (3). Once vested, the TBRSUs are paid two years later, on the date of the Annual Meeting of Shareholders three years from the date of the original award. Payment of vested RSUs is made 60% in shares of Series A common stock and 40% in cash. Directors who voluntarily resign or retire from Belo Board service prior to the vesting of TBRSUs will receive a proportionate amount of the award based on actual service. Payment will be made on the normal payment date, which is three years from the date of the award. Vesting is accelerated and payment is made immediately for TBRSUs held by a director who becomes disabled or dies.

The following are the RSU holdings of each of Belo’s non-employee directors as of December 31, 2007:

	May 2006 Award	May 2007 Award	July 2007 Award
Name	Payable in May 2009	Payable on May 2010	Payable on May 2010

Henry P. Becton, Jr.	2,205	1,730	—
Louis E. Caldera	2,205	1,730	—
Douglas G. Carlston(3)	—	—	1,482
France A. Córdova, Ph.D(4)	2,205	373	—
Judith L. Craven, M.D., M.P.H.	2,205	1,730	—
Dealey D. Herndon	2,205	1,730	—
Laurence E. Hirsch	2,205	1,730	—
Wayne R. Sanders	2,205	1,730	—
William T. Solomon	2,205	1,730	—
M. Anne Szostak	2,205	1,730	—
Lloyd D. Ward	2,205	1,730	—
J. McDonald Williams	2,205	1,730	—

(2)	Amounts indicated in column (d) for Option Awards represent the accounting expense recognized by the Company in 2007 under the requirements of FAS 123R for stock options held by non-employee directors. Belo uses the Black-Scholes option pricing model to determine the fair value of options. The grant date fair value for the option awards made to each non-employee director, with the exception of Doug Carlston and Larry Hirsch, was $35,002. The grant date fair values of Doug’s and Larry’s awards were $27,621 and $105,001, respectively. For additional information with respect to the assumptions and valuation methodology for share-based compensation, see Note 4 “Long-Term Incentive Plan” of the Company’s Notes to Consolidated Financial Statements for the year ended December 31, 2007, filed on Form 10-K. The option exercise price is equal to the closing market price of Series A common stock on the date of grant. Options generally vest one year from the date of grant and expire ten years from the date of grant. Directors who are elected at a time other than an annual meeting of shareholders receive a proportionate share of compensation relative to the service provided during an ordinary one year term. Vesting and payment dates for equity awards are adjusted to coincide with dates of awards relative to the previous annual meeting date. Directors who voluntarily resign from Board service prior to the vesting of options forfeit unvested options. Vesting is accelerated for options held by a director who retires at the Board’s mandatory retirement age of 68, becomes disabled or dies. In any event, vested options remain exercisable for the original term of the award for all former directors. Following are the stock option holdings of each of Belo’s non-employee directors as of December 31, 2007:

	Outstanding	Exercisable
Name	Stock Options	Stock Options

Henry P. Becton, Jr.	95,867	90,194
Louis E. Caldera	50,113	44,440
Douglas G. Carlston	5,134	—
France A. Córdova, Ph.D.(4)	29,535	29,535
Judith L. Craven, M.D., M.P.H	72,310	66,637
Dealey D. Herndon	72,310	66,637
Laurence E. Hirsch	147,573	130,555
Wayne R. Sanders	35,208	29,535
William T. Solomon	72,560	66,887
M. Anne Szostak	25,409	19,736
Lloyd D. Ward	65,023	59,350
J. McDonald Williams	99,789	94,116

(3)	Doug Carlston was appointed to Belo’s Board effective July 26, 2007. He was awarded a proportionate share of the standard annual compensation package, comprised of 50% cash, 25% stock options for Belo Series B common stock and 25% TBRSUs. Doug’s option and RSU awards will vest on the date of the May 2008 annual meeting of Belo shareholders.

(4)	As described above, France Córdova resigned from the Board in July 2007.

Director Compensation for 2008

The non-employee directors of Belo after the spin-off will receive the same retainer package for 2008 as was in effect for 2007. For 2008, Robert Decherd, in his new role as non-executive Chairman of the Belo Board and Henry Becton, in his new role as Lead Director, will receive an additional $60,000 and $30,000, respectively, in cash for such added responsibilities.

Certain Relationships

Belo has a written Code of Business Conduct and Ethics. One policy in the Code provides that all directors, officers, and employees avoid business and personal situations that may give rise to a conflict of interest. A “conflict of interest” under the Code occurs when an individual’s private interest interferes or appears to interfere with Belo’s interest. The Code provides that the Audit Committee (or its designee) is generally responsible for enforcement of the Code relating to members of the Board of Directors; and the Company’s Management Committee (or its designee) is generally responsible for enforcement of the Code relating to officers and employees.

The Board has adopted a written related person transaction policy and procedures pursuant to which significant transactions involving the Company and related persons, as defined in Item 404(a) and accompanying instructions of Regulation S-K, are subject to review by the Nominating and Corporate Governance Committee. In determining whether to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Effective October 1, 2005, the Company entered into a construction contract with Austin Commercial, L.P. relating to the new Dallas Morning News South Plant. As of September 30, 2007, all amounts relating to the contract had been paid and the contract completed. The contract provided for total payments of approximately $16.5 million, of which approximately $2,335,000 was paid during 2007. Bill Solomon, who will retire as a member of the Belo Board on the date of the 2008 annual meeting of shareholders, is non-executive chairman of the Board of Austin

Industries, Inc., the parent company of Austin Commercial, L.P.. This transaction was reviewed and approved in advance by the Board’s Audit Committee in accordance with the above-referenced policies, as then applicable.

Robert Decherd’s son, William Decherd, was employed by Belo from August 2005 to July 2007, when he became a full-time student at the Stanford Graduate School of Business to pursue an advanced degree. In 2006, William was promoted to product development director and previously served as product development manager. William also staffed Belo’s enterprise-wide strategy and business development activities. Prior to joining Belo, William worked in an analyst role for The Goldman Sachs Group, Inc., McKinsey & Company, and Hicks, Muse, Tate & Furst Incorporated (now known as HM Capital Partners LLC), a Dallas-based private equity firm. William’s compensation for 2006 was $160,882, consisting of base salary and a performance bonus under Belo’s management compensation plan. His base salary for 2007 was $165,000 and he received a pro rated performance bonus based on Belo’s 2007 financial results. William’s employment with Belo was discussed with Belo’s Board in advance of his joining Belo. William’s 2006 compensation was reviewed and approved by the Company’s executive vice president and the senior vice president/Human Resources, and his 2007 compensation was reviewed and approved by the president/Media Operations and the senior vice president/Human Resources, in both cases in accordance with Belo’s normal management compensation process and the procedures referenced above.

In connection with the spin-off, Belo and A. H. Belo entered into a Separation and Distribution Agreement, a Services Agreement, a Tax Matters Agreement and an Employee Matters Agreement, effective as of the distribution date. Belo’s Dallas/Fort Worth television station, WFAA-TV, and The Dallas Morning News, owned by A. H. Belo, entered into agreements whereby each agrees to provide media content, cross-promotion and other services to the other on a mutually agreed-upon basis. Robert Decherd is chairman of the Board, president and Chief Executive Officer of A. H. Belo, and chairman of the Board of Belo. Jim Moroney, executive vice president of A. H. Belo and Publisher and Chief Executive Officer of The Dallas Morning News, is an executive officer of A. H. Belo and a director of Belo. Dealey Herndon is a director of both Belo and A. H. Belo.

The Company is not aware of any other related person transactions that would require disclosure.

ANNUAL REPORT AND ADDITIONAL MATERIALS

Our 2007 annual report to shareholders is being distributed with this proxy statement. Copies of our annual report on Form 10-K for the fiscal year ended December 31, 2007 may be obtained without charge upon written or oral request to Belo Corp., Attention: Guy H. Kerr, Secretary, P.O. Box 655237, Dallas, Texas 75265-5237, (214) 977-6606. Our annual report on Form 10-K is also available free of charge on www.belo.com, along with our quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to all these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.

Householding Information

If you and others who share your mailing address own common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, a single copy of this proxy statement and the 2007 annual report have been sent to your address. (Each shareholder will continue to receive a separate proxy voting form.) If you hold shares through a bank or brokerage firm and would like to receive a separate copy of this proxy statement and the 2007 annual report, please contact the Investor Relations Department of Belo Corp. (P.O. Box 655237, Dallas, Texas 75265-5237, (214) 977-6606), and we will promptly send additional copies on request. In addition, if you wish in the future to receive your own set of proxy materials or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact the Householding Department of Broadridge Financial Solutions, Inc. by mail at 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061, and indicate your name and the name of each of your brokerage firms or banks where your shares are held. You may also have an opportunity to opt in or opt out of householding by following the instructions on your proxy voting form supplied with this proxy by your bank or broker.

How to Receive Future Proxy Statements and Annual Reports Online

You can elect to receive future Belo proxy statements and annual reports over the Internet, instead of receiving paper copies in the mail. Registered shareholders may elect electronic delivery of future proxy materials and other shareholder communications simply by updating their shareholder account information through Investor ServiceDirect, which may be accessed either by phone at (800) 370-1163 or via Internet at www.bnymellon.com/shareowner/isd.

If you hold your shares in broker or nominee name and are not given an opportunity to consent to electronic delivery when you vote your shares online, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery.

If you do consent to Internet delivery, a notation will be made in your account. When future proxy statements and annual reports become available, you will receive an e-mail notice instructing you on how to access them over the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2008

This proxy statement and the 2007 Annual Report are available at http://bnymellon.mobular.net/bnymellon/blc. These documents are also posted on our Web site at www.belo.com.

SHAREHOLDER PROPOSALS FOR 2009 MEETING

In order to propose business for consideration or nominate persons for election to the Belo Board, a shareholder must comply with the advance notice provisions of our bylaws. The bylaws provide that any such proposals or nominations must be submitted to us between February 12, 2009 and March 14, 2009 in order to be considered at the 2009 annual meeting, and must satisfy the other requirements in our bylaws regarding such proposals or nominations. If the shareholder does not also comply with the requirements of SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal or nomination made by a shareholder. A shareholder who is interested in submitting a proposal for inclusion in our proxy materials for the 2009 annual meeting may do so by submitting the proposal to the attention of Belo’s Secretary by no later than December 5, 2008 and following the procedures described in SEC Rule 14a-8.

Copies of the bylaws and SEC Rules 14a-4 and 14a-8 may be obtained by contacting Belo’s Secretary at P.O. Box 655237, Dallas, Texas 75265-5237, or by telephone at (214) 977-6606, and submissions pursuant to these provisions should be addressed to Belo’s Secretary at this same address.

GENERAL

At the date of this proxy statement, we do not know of any matters to be presented for action at the annual meeting other than those described in this proxy statement. If any other matters should come before the annual meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

GUY H. KERR
Secretary
Dated: April 4, 2008

APPENDIX A

MAJORITY VOTING IN THE ELECTION OF DIRECTORS
Excerpted from Belo Corp.
Corporate Governance Guidelines
The complete current version of the Corporate Governance Guidelines as approved and adopted by the
Board is posted on Belo’s Web site at www.belo.com.
A copy of the Corporate Governance Guidelines may be obtained without charge upon written or oral request to
Belo Corp., Attention: Guy H. Kerr, Secretary,
P.O. Box 655237, Dallas, Texas 75265-5237, (214) 977-6606.

Board Composition & Qualifications

Majority Voting in the Election of Directors
If a nominee for director who is an incumbent director does not receive the vote of at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present and no successor has been elected at such meeting, the director will promptly tender his or her resignation to the Board. For purposes of this Corporate Governance Guideline, a majority of votes cast means that the number of votes cast “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to election of directors generally. Votes cast include votes to withhold authority in each case and exclude abstentions with respect to that director’s election, or, in the case where the number of nominees exceeds the number of directors to be elected, abstentions with respect to election of directors generally.

The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation.

A-1

APPENDIX B

INDEPENDENCE STANDARDS
Excerpted from Belo Corp.
Corporate Governance Guidelines
The complete current version of the Corporate Governance Guidelines as approved and adopted by the
Board is posted on Belo’s Web site at www.belo.com.
A copy of the Corporate Governance Guidelines may be obtained without charge upon written or oral request to
Belo Corp., Attention: Guy H. Kerr, Secretary,
P.O. Box 655237, Dallas, Texas 75265-5237, (214) 977-6606.

Board Composition & Qualifications

Independence
A majority of the directors comprising the Board shall be independent directors. An “independent” director is a director who meets the New York Stock Exchange (“NYSE”) standards of independence, as determined by the Board. The Board has adopted the standards set forth on Attachment A to these Guidelines to assist it in making determinations of a director’s independence.

Board Committees

Number, Structure and Independence of Committees
The Board has three standing committees:  Audit, Compensation, and Nominating and Corporate Governance. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees shall be directors who meet the NYSE standards of “independence” as determined by the Board. Directors who serve on the Audit Committee must meet additional independence criteria described in Attachment A to these Guidelines.

Attachment A: Independence Standards

A director shall be independent if the director meets each of the following standards and otherwise has no material relationship with Belo, either directly, or as a partner, stockholder, or officer of an organization that has a relationship with Belo. For purposes of these standards, “Belo” means Belo Corp. and its consolidated subsidiaries, collectively.

1.	the director is not, and in the past three years has not been, an employee of Belo;

2.	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of Belo;

3.	(a) neither the director nor a member of the director’s immediate family is a current partner of Belo’s outside auditing firm; (b) the director is not a current employee of Belo’s outside auditing firm; (c) no member of the director’s immediate family is a current employee of Belo’s outside auditing firm participating in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; and (d) neither the director nor a member of the director’s immediate family was within the past three years (but is no longer) a partner or employee of Belo’s outside auditing firm and personally worked on Belo’s audit within that time;

4.	neither the director nor a member of the director’s immediate family is, or in the past three years has been, part of an interlocking directorate in which a current executive officer of Belo served on the compensation committee of another company at the same time the director or the director’s immediate family member served as an executive officer of that company;

5.	neither the director nor a member of the director’s immediate family has received, during any 12-month period in the past three years, any direct compensation payments from Belo in excess of $100,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of Belo, and pension or other forms of deferred compensation for prior service;

B-1

6.	the director is not a current executive officer or employee, and no member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from Belo, or during any of the last three fiscal years has made payments to or received payments from Belo, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

7.	the director is not an executive officer of a non-profit organization to which Belo makes or in the past three fiscal years has made, payments (including contributions) that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues;

8.	the director is not, and during the last fiscal year has not been, a partner in, or a controlling shareholder or executive officer of, a business corporation, non-profit organization, or other entity to which Belo was indebted at the end of Belo’s last full fiscal year in an aggregate amount in excess of 2% of Belo’s total consolidated assets at the end of such fiscal year;

9.	the director is not, and during the last fiscal year has not been, a member of, or of counsel to, a law firm that Belo has retained during the last fiscal year or proposes to retain during the current fiscal year; or

10.	the director is not, and during the last fiscal year has not been, a partner or executive officer of any investment banking firm that has performed services for Belo, other than as a participating underwriter in a syndicate, during the last fiscal year or that Belo proposes to have perform services during the current fiscal year.

The Board may determine that a director or nominee is “independent” even if the director or nominee does not meet each of the standards set forth in paragraphs (7) through (10) above as long as the Board determines that such person is independent of management and free from any relationship that in the judgment of the Board would interfere with such person’s independent judgment as a member of the Board and the basis for such determination is disclosed in Belo’s annual proxy statement.

In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on that committee, if the director: (1) receives, either directly or indirectly, any consulting, advisory or other compensatory fee from Belo Corp. or any of its subsidiaries other than: (a) fees for service as a director, and (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Belo; or (2) is “an affiliated person” of Belo Corp. or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.

For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

B-2

BELO-PS-08

NOTICE TO PARTICIPANTS
IN THE
BELO SAVINGS PLAN
AND IN THE
A. H. BELO SAVINGS PLAN
(collectively, the “Savings Plans”)

Dear Savings Plan Participant:

Enclosed with this notice is a proxy statement of Belo Corp. (“Belo”) describing the annual meeting of shareholders to be held on May 13, 2008. The annual meeting will be held for the purpose of electing three directors, ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, voting on a shareholder proposal, and considering any other matters that may properly come before the meeting or any postponement or adjournment of the meeting.

Directions to the Trustee

Only Fidelity Management Trust Company as the trustee of the Savings Plans, can vote the shares of Belo stock held by the Savings Plans. However, under the terms of the Savings Plans, you are entitled to instruct the trustee how to vote the shares of Belo stock that were allocated to your plan account at the close of business on March 19, 2008.

Enclosed with this notice is a confidential voting instruction card provided to you for the purpose of instructing the trustee how to vote your plan shares. Your participation is important. Please take the time to complete the instruction card and return it in the enclosed self-addressed and stamped envelope or vote your plan shares by toll-free telephone number or the Internet.

The trustee will vote all Belo shares held by each of the Savings Plans in accordance with the voting instructions that are received via mail, telephone, or Internet on or before May 11, 2008, unless the trustee determines such instructions are contrary to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). If you sign, date, and return a voting instruction card but do not check any boxes on the card, the trustee will vote your plan shares FOR all nominees standing for election as directors, FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and AGAINST the shareholder proposal relating to repeal of Belo’s classified Board. In addition, at its discretion, the trustee of the Savings Plans is authorized to vote on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting.

Confidentiality and Instructions

Your voting instructions to the trustees are strictly confidential and will not be revealed, directly or indirectly, to any director, officer, or other employee of Belo or to anyone else, except as otherwise required by law. Therefore, you should feel completely free to instruct the trustee to vote your plan shares in the manner you think best.

Voting Deadline

Because of the time required to tabulate voting instructions from participants before the annual meeting, the trustee must establish a cut-off date for receipt of voting instructions. The cut-off date is May 11, 2008. The trustee cannot ensure that voting instructions received after the cut-off date will be tabulated. Therefore, it is important that you act promptly to vote your plan shares on or before May 11, 2008. If the trustee does not receive timely instructions from you with respect to your plan shares, the trustee will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants in your savings plan.

Further Information

If you are a direct shareholder of Belo, you will also find enclosed a separate proxy card with respect to your directly-owned shares. You must vote your directly-owned shares and your plan shares separately, either by returning the proxy card and voting instruction card by mail, or by separately voting by Internet or telephone with respect to your directly-held and your plan shares. You may not use the proxy card or the voter identification information with respect to your directly-held shares to vote your plan shares. Your direct vote of non-plan shares is not confidential.

If you have questions regarding the information provided to you, you may contact the plan administrator at (800) 835-5098 between 8:00 a.m. and 5:00 p.m., Central Time, Monday through Friday.

Your ability to instruct the trustee how to vote your plan shares is an important part of your rights as a participant. Please consider the enclosed material carefully and return your voting instructions to us promptly.

April 4, 2008

FIDELITY MANAGEMENT TRUST COMPANY
as Trustee of the BELO SAVINGS PLAN and
as Trustee of the A. H. BELO SAVINGS PLAN

BELO-LTR-08

Mark Here for Address Change or Comments
☐

PLEASE SEE REVERSE SIDE

1.	Election of the following nominees as Class I director (Terms expire in 2011):

		FOR ALL	WITHHOLD
		NOMINEES	AUTHORITY FROM ALL NOMINEES
	01 Robert W. Decherd 02 Dunia A. Shive 03 M. Anne Szostak	☐	☐

FOR ALL NOMINEES EXCEPT ANY NOMINEE(S) WHOSE NAME IS WRITTEN BELOW.

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
3. Shareholder proposal relating to repeal of the classified Board of Directors.	☐	☐	☐

4. At the discretion of such proxy holders on any other matter that properly may come before the meeting or any adjournment or postponement thereof.

This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” all nominees standing for election as directors, “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, “AGAINST” the shareholder proposal relating to repeal of the classified Board of Directors and in the proxyholders’ discretion on any other matter presented at the meeting.

Signature	Signature	Date

Please sign exactly as your name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/blc		TELEPHONE 1-866-540-5760
OR
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

PROXY
Annual Meeting of Shareholders – To be held May 13, 2008
THE BOARD OF DIRECTORS OF BELO CORP. SOLICITS THIS PROXY
      The undersigned hereby appoints Dunia A. Shive, Dennis A. Williamson, and Guy H. Kerr, or any one or more of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote as designated below all the shares of the common stock of Belo Corp. held of record by the undersigned on March 19, 2008, at the 2008 Annual Meeting of Shareholders, and any adjournment or postponement thereof.

     THIS PROXY, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES STANDING FOR ELECTION AS DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, “AGAINST” THE SHAREHOLDER PROPOSAL RELATING TO REPEAL OF THE CLASSIFIED BOARD OF DIRECTORS AND IN THE PROXYHOLDERS’ DISCRETION ON ANY OTHER MATTER PRESENTED AT THE MEETING.

(Continued and to be dated and signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access your Belo Corp. account online.
Access your Belo Corp. shareholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Belo Corp. now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Mark Here for Address Change or Comments
☐

PLEASE SEE REVERSE SIDE

1.	Election of the following nominees as Class I director (Terms expire in 2011):

		FOR ALL	WITHHOLD
		NOMINEES	AUTHORITY FROM ALL NOMINEES
	01 Robert W. Decherd 02 Dunia A. Shive 03 M. Anne Szostak	☐	☐

FOR ALL NOMINEES EXCEPT ANY NOMINEE(S) WHOSE NAME IS WRITTEN BELOW.

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
3. Shareholder proposal relating to repeal of the classified Board of Directors.	☐	☐	☐

4. At the discretion of the trustee on any other matter that properly may come before the meeting or any adjournment or postponement thereof.

The trustee of the Savings Plans is hereby instructed to vote in the manner directed herein or, if no direction is made, to vote “FOR” all nominees standing for election as directors, “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, “AGAINST” the shareholder proposal relating to repeal of the classified Board of Directors and in the trustee’s discretion on any other matter presented at the meeting.

Signature	Signature	Date

I hereby authorize Fidelity Management Trust Company, as trustee under the Savings Plans, to vote the full shares of Belo common stock credited to my plan account at the 2008 Annual Meeting in accordance with instructions given above. The trustee has appointed BNY Mellon Shareowner Services as agent to tabulate the votes.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Voting Instructions must be received by 11:59 PM Eastern Time on May 11, 2008.
Your Internet or telephone vote authorizes the trustee of the Savings Plans to vote your shares in the same manner as if you marked, signed and returned your Voting Instruction card.

INTERNET http://www.proxyvoting.com/blc		TELEPHONE 1-866-540-5760
OR
Use the Internet to vote. Have your Voting Instruction Card in hand when you access the web site.		Use any touch-tone telephone to vote. Have your Voting Instruction Card in hand when you call.

If you vote by Internet or by telephone, you do NOT need to mail back your Voting Instruction Card.
To vote by mail, mark, sign and date your Voting Instruction Card and return it in the enclosed postage-paid envelope.

VOTING INSTRUCTIONS TO FIDELITY MANAGEMENT TRUST COMPANY (“Fidelity”) as Trustee of the Belo Savings Plan and as Trustee of the A. H. Belo Savings Plan (together, the “Savings Plans”)
Belo Corp. Annual Meeting of Shareholders – To be held May 13, 2008
TO PARTICIPANTS IN THE SAVINGS PLANS:
      As a participant in the Savings Plans, you may instruct Fidelity, as the trustee of the Savings Plans, how to vote the shares of Belo Corp. (“Belo”) common stock allocated to your plan account at the 2008 Annual Meeting of Shareholders, and any adjournment or postponement thereof. This voting instruction card, when properly completed and returned by you, will constitute instructions to Fidelity to vote the shares of Belo common stock credited to your plan account as of March 19, 2008. Your instructions to Fidelity will be held in strict confidence and will be made available only to the inspectors of the election at the Annual Meeting, none of whom is an employee of Belo. Please use the other side of this form in giving your instructions.

     If Fidelity has not received your voting instructions by May 11, 2008, your plan shares will be voted by Fidelity in the same proportion as those shares for which voting instructions have been timely received with respect to the savings plan in which you participate. If you sign, date, and return a voting instruction card but do not check any boxes on the card, Fidelity will vote your plan shares “FOR” all nominees standing for election as directors, “FOR” the ratification of the appointment of Ernst & Young LLP as the Belo’s independent registered public accounting firm, “AGAINST” the shareholder proposal relating to repeal of the classified Board of Directors and in Fidelity’s discretion on any other matter presented at the meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
YOUR VOTING INSTRUCTION CARD FOR BELO CORP.SHARES
HELD IN YOUR BELO SAVINGS PLAN ACCOUNT OR IN YOUR A. H. BELO SAVINGS PLAN ACCOUNT
IS ATTACHED ABOVE